Exhibit 2.1

Execution Version

ARRANGEMENT AGREEMENT

BY AND AMONG

OPKO HEALTH, INC.,

OPKO GLOBAL HOLDINGS, INC.

AND

TRANSITION THERAPEUTICS INC.

Dated as of June 29, 2016

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3.8	Intellectual Property	37
3.9	Compliance with Laws	37
3.10	Governmental Approvals	37
3.11	Litigation	38
3.12	Information Supplied	38
3.13	Brokers and Finders	38
3.14	Ownership of CaymanCo.	38

Article 4 Conduct of Business Pending Consummation		39

4.1	Affirmative Covenants of the Company	39
4.2	Negative Covenants of the Company	39
4.3	Covenants of Parent and CaymanCo.	41
4.4	Notification of Certain Matters	42
4.5	No Control of Other Party’s Business; Other Actions	43
4.6	Application for Interim Order; Preparation of Company Circular; Company Meeting; Application for Final Order	43
4.7	No Solicitation	44
4.8	Access to Information	48
4.9	Consents; Reasonable Best Efforts	48
4.10	Directors’ and Officers’ Indemnification and Insurance	49
4.11	Press Releases	51
4.12	Provincial or State Takeover Laws; Charter Provisions; No Rights Plan	51
4.13	Employee Benefits and Contracts	52
4.14	Shareholder Litigation	52
4.15	TSX; NASDAQ; Post-Closing Canadian Securities Authorities and SEC Reports	52
4.16	FIRPTA Company Certificate	53
4.17	Conduct of Parent and CaymanCo.	53
4.18	Governance Matters	53
4.19	Canadian Securities Authorities and SEC Reports	53
4.20	Pre-Closing IP Transfers	53

Article 5 Conditions Precedent to Obligations to Consummate		54

5.1	Conditions to Obligations of Each Party	54
5.2	Additional Conditions to Obligations of Parent and CaymanCo.	55
5.3	Additional Conditions to Obligations of the Company	56
5.4	Notice and Effect of Failure to Comply with Conditions	57

Article 6 Termination		57

6.1	Termination	57
6.2	Parent Damages	59
6.3	Parent Expenses Reimbursement	60
6.4	Liquidated Damages	60
6.5	Expenses	60

Article 7 Privacy Issues		61

7.1	Privacy Issues	61

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Article 8 Miscellaneous		62

8.1	Definitions	62
8.2	Non-Survival of Representations, Warranties and Agreements	74
8.3	Disclosure Schedules	74
8.4	Governing Law; Jurisdiction	74
8.5	WAIVER OF JURY TRIAL	75
8.6	Severability; Construction	75
8.7	Specific Performance	75
8.8	Entire Agreement	76
8.9	Amendments	76
8.10	Extension; Waivers	76
8.11	Parties in Interest	76
8.12	Assignment	77
8.13	Notices	77
8.14	Counterparts	78
8.15	Captions; Articles and Sections	78
8.16	Interpretations	78
8.17	United States Federal Income Tax Treatment of Acquisition	78

Schedule A – Plan of Arrangement

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2016, by and among OPKO HEALTH, INC., a Delaware corporation (“Parent”); OPKO GLOBAL HOLDINGS, INC., a corporation incorporated under the laws of the Cayman Islands (“CaymanCo”); and TRANSITION THERAPEUTICS INC., a corporation incorporated under the laws of Ontario (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.1.

Recitals

WHEREAS, CaymanCo proposes to acquire all of the issued and outstanding Company Shares pursuant to the Arrangement as provided for in this Agreement for the consideration described herein (the “Acquisition”);

WHEREAS, the board of directors of the Company (the “Board”) has unanimously determined that it is in the best interests of the Company to enter into this Agreement and to consummate the transactions described herein, and to recommend that the Company Shareholders vote in favor of the Arrangement Resolution and the transactions contemplated herein;

WHEREAS, the Board, certain Company Shareholders and the executive officers of the Company have entered into those certain Voting Support Agreements, pursuant to which such Company Shareholders, directors and executive officers have agreed to vote their Company Shares in favor of the Arrangement Resolution and the transactions contemplated herein;

WHEREAS, at the Effective Time, CaymanCo shall acquire all of the issued and outstanding Company Shares and the Company shall accordingly become a wholly owned subsidiary of CaymanCo;

WHEREAS, CaymanCo is a wholly owned subsidiary of Parent;

WHEREAS, the Acquisition is intended to be treated for United States federal income Tax purposes as the acquisition by CaymanCo of all of the issued and outstanding Company Shares in exchange solely for Parent Common Stock; and

WHEREAS, the Parties intend that the Acquisition will qualify as a reorganization within the meaning of section 368(a) of the Code, and that this Agreement will constitute a “plan of reorganization” within the meaning of section 1.368-1(c) of the United States Department of Treasury regulations.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF ARRANGEMENT

1.1 Implementation.

The transactions contemplated by this Agreement are intended, subject to the terms and conditions hereof, to result in, among other things, CaymanCo acquiring all of the issued and outstanding Company Shares as provided below and as set out in greater detail in the Plan of Arrangement. Each issued and outstanding Company Share held by a Company Shareholder (and other than Company Shares held by Parent or an affiliate (as defined in the Plan of Arrangement) or Dissenting Shareholders) shall be exchanged with CaymanCo for the Consideration in accordance with the Plan of Arrangement.

1.2 Process Regarding Company.

Subject to the terms and conditions of this Agreement:

(a) subject to compliance by Parent with its agreements and covenants in Section 1.3, as soon as practicable after the execution of this Agreement, and in any event before July 29, 2016, the Company shall, in a manner acceptable to Parent, acting reasonably, apply to the Court pursuant to Section 182 of the Act for the Interim Order;

(b) provided the Interim Order has been obtained, the Company shall, in a manner acceptable to Parent, acting reasonably, and subject to Parent’s agreements and covenants in Section 1.3, hold the Company Meeting as soon as reasonably practicable after the Interim Order has been obtained, and in any event before August 31, 2016, and, in connection with the Company Meeting, ensure that the Company Circular contains all information necessary to permit the Company Shareholders to make an informed judgment about the Arrangement;

(c) after having called the Company Meeting, the Company shall not, without the prior consent of Parent, adjourn, postpone or cancel the Company Meeting, except as may be required by Law or the rules of the TSX or the NASDAQ or except as otherwise permitted in this Agreement;

(d) the Company shall, subject to the terms of this Agreement, use its reasonable best efforts to solicit proxies in favor of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by Parent, acting reasonably, using dealer and proxy solicitation services firms and cooperating with any Persons engaged by Parent to solicit proxies in favor of the approval of the Arrangement Resolution;

(e) the Company shall provide Parent with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation services firm, as reasonably requested from time to time by Parent;

(f) the Company shall permit Parent to, on behalf of the management of the Company, directly or through a proxy solicitation services firm, actively solicit proxies in favor of the Arrangement Resolution on behalf of management of the Company in compliance with Law and disclose in the Company Circular that Parent may make such solicitations;

(g) the Company shall consult with Parent in fixing the date of the Company Meeting and the record date of the Company Meeting, give notice to Parent of the Company Meeting and allow Parent’s Representatives to attend the Company Meeting;

(h) the Company shall promptly advise Parent, at such times as Parent may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(i) the Company shall promptly advise Parent of any communication (written or oral) from or claims brought by (or threatened to be brought by) any Person in opposition to the Arrangement and/or purported exercise or withdrawal of Dissent Rights by Company Shareholders. The Company shall not settle or compromise, or agree to settle or compromise, any such claims without the prior written consent of Parent;

(j) the Company shall not change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or previously approved by Parent in writing;

(k) the Company shall, at the request of Parent from time to time, provide Parent with a list (in both written and electronic form) of (i) the Company Shareholders, together with their addresses and respective holdings of Company Shares, (ii) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares, including Company Optionholders, and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as Parent may reasonably request in order to be able to communicate with respect to the Arrangement with the Company Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution;

(l) the Company shall, at the request of Parent, adjourn or postpone the Company Meeting to a date specified by Parent that is not later than fifteen (15) Business Days after the date on which the Company Meeting was originally scheduled and in any event to a date that is not later than five (5) Business Days prior to the Outside Date;

(m) the Company shall, subject to the prior review of and comment by Parent, and subject to Parent’s agreements and covenants in Section 1.3, prepare, file and distribute the Company Circular and such other documents (including documents required by the TSX, the NASDAQ and the Securities Commissions or applicable Law) as may be necessary or desirable to permit the Company Shareholders to vote on the Arrangement;

(n) provided the Arrangement is approved at the Company Meeting as set out in the Interim Order, as soon as reasonably practicable thereafter at a time determined in consultation with Parent, the Company shall forthwith, in a manner acceptable to Parent, acting reasonably, take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct; and

(o) provided the Final Order is obtained and the conditions set out in Article 5 have been satisfied or waived, the Company shall send to the Director, for endorsement and filing by the Director, articles of arrangement, in form and substance satisfactory to each of the Company, Parent and CaymanCo, acting reasonably, and such other documents as may be required under the Act to give effect to the Arrangement.

1.3 Company Circular.

The Company shall as promptly as reasonably practicable prepare the Company Circular (including supplements or amendments thereto) and cause the Company Circular (including supplements or amendments thereto) to be distributed in accordance with applicable Law. In preparing the Company Circular (including supplements or amendments thereto), the Company shall provide Parent with a reasonable opportunity to review and comment on the Company Circular (including supplements or amendments thereto) and, other than with respect to the Parent Information for which Parent shall be solely responsible, the Company shall consider all such comments, provided that whether or not any comments are accepted or appropriate shall be determined by the Company in its discretion, acting reasonably. In a timely and expeditious manner so as to permit the Company to comply with its obligations in Section 1.2(a) and Section 1.2(b), Parent shall promptly furnish to the Company all Parent Information. Each of Company and Parent shall:

(a) ensure that all information provided by it or on its behalf that is contained in the Company Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Company Circular that is necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(b) promptly notify the other if, at any time before the Effective Time, it becomes aware that the Company Circular, any document delivered to the Court in connection with the application for the Interim Order or Final Order or delivered to the Company Shareholders in connection with the Company Meeting or any other document contemplated by Section 1.2 contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

1.4 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(i) diligently pursue, and cooperate with Parent in diligently pursuing, the Interim Order and the Final Order;

(ii) provide Parent and its Representatives with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable and due consideration to the comments of Parent and its Representatives;

(iii) provide Parent and its Representatives on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its Representatives in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(iv) ensure that all materials filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(v) except as may be required by Law, not file any materials with the Court in connection with the Arrangement or serve any such materials, or agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided Parent and CaymanCo are not required to agree or consent to any increase in, or variation of the form of, the Consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s or CaymanCo’s obligations, or diminishes or limits Parent’s or CaymanCo’s rights, set forth in any such filed or served materials or under this Agreement;

(vi) oppose any proposal from any Person that the Final Order contain any provision materially inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, Parent; and

(vii) not object to Parent or its Representatives making such submissions on the application for the Interim Order and the application for the Final Order as Parent or its Representatives consider appropriate, acting reasonably, provided that the Company is advised of the nature of any submissions at least one day prior to the hearing and such submissions are not inconsistent with this Agreement or the Plan of Arrangement.

(b) The Parties agree that the Arrangement will be carried out with the intention that all Consideration issued on completion of the Arrangement to Company Securityholders in the United States will be issued by Parent or CaymanCo, as applicable, in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act (the “Section 3(a)(10) Exemption”). In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(i) the Arrangement will be subject to the approval of the Court;

(ii) the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(iii) the Court will be required to satisfy itself as to the fairness of the Arrangement to the Company Securityholders subject to the Arrangement;

(iv) the Final Order will expressly state that the Arrangement is approved by the Court as being fair to the Company Securityholders;

(v) each Company Securityholder entitled to receive Consideration pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(vi) the Interim Order approving the Company Meeting will specify that each Company Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as it enters an appearance within a reasonable time; and

(vii) the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the U.S. Securities Act, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of OPKO Health, Inc. to the Transition Therapeutics Inc. securityholders in the United States pursuant to the Plan of Arrangement.”

1.5 The Arrangement.

(a) The Plan of Arrangement is the agreed plan of arrangement and shall not be amended, modified, supplemented, changed or varied, except in accordance with its terms, and approved by Parent and the Company as provided for therein, and as provided for in Section 8.9.

(b) The Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with the terms thereof to include such other terms determined to be necessary or desirable by Parent, provided that the Plan of Arrangement shall not be amended in any manner which (i) is prejudicial to the Company, the Company Securityholders or other Persons bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement, (ii) creates an unreasonable risk of delaying, impairing or impeding in any material respect the receipt of any Consent or the satisfaction of any condition set forth in Article 5 hereof and (iii) would require the Company to take any action in contravention of any Law or the Company Organizational Documents.

1.6 Effective Date.

(a) The Arrangement shall be effective at 12:01 a.m. (Pacific time) (the “Effective Time”) on the date that is the earlier of: (i) the date that is two (2) Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 5 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Effective Date); and (ii) such date as is mutually agreed to in writing by the Parties (the “Effective Date”).

(b) From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the Act.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and CaymanCo that, except (i) as disclosed in the Company Disclosure Schedule or (ii) as expressly disclosed in the Company’s Form 20-F for the fiscal year ended June 30, 2015 (excluding the exhibits thereto) or in any Company Public Disclosure Document filed with or furnished to the SEC subsequent to such Form 20-F but prior to the date of this Agreement, but without giving effect to any amendment to any such Company Public Disclosure Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein (it being understood that (a) any matter disclosed in any Company Public Disclosure Document referred to in this clause (ii) will be deemed to be disclosed in a section of the Company Disclosure Schedule only to the extent that it is reasonably apparent from such disclosure in such Company Public Disclosure Document that it is applicable to such section of the Company Disclosure Schedule and (b) this clause (ii) will not apply to any of Sections 2.1, 2.3, 2.4(a), 2.4(b), 2.4(c)(ii), 2.4(d), 2.6, 2.7(b), 2.15, 2.16, 2.23 and 2.25):

2.1 Organization, Standing, and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.2 Articles of Incorporation and Bylaws.

The Company has heretofore made available to Parent and CaymanCo true, correct and complete copies of the Organizational Documents, in each case as amended to the date of this Agreement, of the Company and each Company Subsidiary (collectively, the “Company Organizational Documents”). The Company Organizational Documents are in full force and effect. The Company and the Company Subsidiaries are in compliance with the material terms of the Company Organizational Documents.

2.3 Capitalization.

(a) The authorized capital of the Company consists of an unlimited number of Company Shares. At the close of business on June 28, 2016, (i) 38,798,971 Company Shares were issued and outstanding and (ii) 2,320,813 Company Shares were reserved for issuance pursuant to outstanding Company Options. All outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Section 2.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on June 28, 2016, of all Company Options, the number of Company Shares subject thereto, the grant dates, expiration dates and the exercise or base prices. With respect to the Company Options, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the Company Option Plan, the Ontario Securities Act, the Exchange Act and all other applicable Laws, (iii) the per share exercise price of each Company Option was not less than the fair market value of a Company Share on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with IFRS in the financial statements (including the related notes) of the Company.

(c) Except for the Company Options, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the Company Shares. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. Except for the Voting Support Agreements, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

(d) The Company is the record and beneficial owner of all the outstanding shares of capital stock (or other equity interests) of each Company Subsidiary, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any Company Subsidiary, or obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary, (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”), or (iv) obligations of the Company or any Company Subsidiary to make any payment based on the value of any shares of any Company Subsidiary. There are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock (or other equity interests) of any Company Subsidiary. All Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

2.4 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and subject to obtaining the Required Company Vote and the Final Order, to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the Arrangement and the other transactions contemplated hereby, have been duly and validly authorized and approved by the Board, and except for obtaining the Required Company Vote and the Final Order, no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Arrangement and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(b) Except as disclosed in Section 2.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Arrangement and the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) assuming the Required Company Vote and the Final Order are obtained, conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5 and the Required Company Vote are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 are made and any applicable waiting periods referred to therein have expired, conflict with or violate in any material respect any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or Asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a Default under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of, any Contract to which any Company Entity is a party, or result in the creation of a Lien upon any of the Assets of the Company or any Company Subsidiary.

(c) The Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) declaring that the terms of this Agreement, the Arrangement and the other transactions contemplated hereby are fair to, and in the best interests of the Company and its shareholders, (ii) approving, adopting and authorizing this Agreement, the Arrangement and the other transactions contemplated hereby, (iii) directing that (A) the Company apply to the Court for approval of this Agreement and the Arrangement pursuant to Section 182 of the Act for the Interim Order and (B) if the Interim Order is obtained, that the approval of this Agreement and the Arrangement be submitted to a vote at a meeting of the Company Shareholders, and (iv) recommending that the Company Shareholders approve the Arrangement Resolution, subject to the terms and conditions hereof (the “Company Board Recommendation”).

(d) The Required Company Vote constitutes the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Arrangement and the other transactions contemplated hereby.

2.5 Governmental Approvals.

Except for (a) the filing with the applicable Canadian Securities Authorities and the SEC of the Company Circular and other filings required under, and compliance with other applicable requirements of, the Exchange Act, the rules of the NASDAQ, TSX and state securities and

“blue sky” laws, (b) the Interim Order, the Final Order and any approvals required by the Interim Order and the Final Order, (c) filings with the Director under the Act and (d) the filing of all applications, consents, approvals, authorizations and notices, as required by any federally recognized but privately operating accrediting organizations or any federal, provincial, state, local or foreign Governmental Entity (including such entities that are concerned with or regulate the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs (each, a “Healthcare Regulatory Authority”), each as set forth on Section 2.5 of the Company Disclosure Schedule (the items listed in Section 2.5 of the Company Disclosure Schedule and the requirements referenced in clauses (a)-(d) of this Section 2.5 being referred to collectively as the “Governmental Approvals”), no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Arrangement and the other transactions contemplated hereby.

2.6 Company Publicly Filed Documents; Undisclosed Liabilities.

(a) Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, since July 1, 2012, the Company has timely filed with or furnished to, as applicable, the Securities Commissions all required reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) (collectively, the “Company Public Disclosure Documents”). As of their respective effective dates (in the case of Company Public Disclosure Documents that are registration statements filed pursuant to the requirements of the Securities Laws) and as of their respective filing dates (in the case of all other Company Public Disclosure Documents), the Company Public Disclosure Documents complied in all material respects with the applicable requirements of the Securities Laws, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder, applicable to such Company Public Disclosure Documents, and none of the Company Public Disclosure Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from any Securities Commission staff with respect to the Company Public Disclosure Documents and (ii) to the Knowledge of the Company, none of the Company Public Disclosure Documents is the subject of an ongoing Securities Commission review, outstanding Securities Commission comment or outstanding Securities Commission investigation. No Company Subsidiary is required to file periodic reports with any Canadian Securities Authorities pursuant to any Canadian Securities Laws or the SEC pursuant to the Exchange Act.

(b) As of their respective dates of filing with each Securities Commission, the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Public Disclosure Documents (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the Securities Commissions with respect thereto (except, in the case of unaudited statements, as permitted by

Regulation S-X), (ii) have been prepared in accordance with IFRS (or generally accepted accounting principles in Canada (“Canadian GAAP”) prior to the fiscal year ended June 30, 2012) for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with IFRS or Canadian GAAP, as the case may be.

(c) The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a–15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with IFRS for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s Assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2015 and the description of such assessment set forth in the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2015 is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a–15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a–15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) To the Knowledge of the Company, as of the date hereof, no employee of the Company or the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company

Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Since July 1, 2012, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company’s Form 20-F or Form 40-F, and the statements contained in such certifications were complete, correct and accurate in all material respects on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company Public Disclosure Documents.

(g) Neither the Company nor any of the Company Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of March 31, 2016 (the “Balance Sheet Date”) (including the notes thereto) included in the Company Public Disclosure Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) as contemplated by this Agreement or otherwise in connection with the Arrangement and the other transactions contemplated hereby.

2.7 Absence of Certain Changes.

(a) Since the Balance Sheet Date through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and except as provided in or contemplated by this Agreement, as set forth in Section 2.7 of the Company Disclosure Schedule, or as required by applicable Law, neither the Company nor any of the Company Subsidiaries has taken any action since the Balance Sheet Date that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 4.2.

(b) Since the Balance Sheet Date, there has not been any state of facts, change, event, effect or occurrence that has had, or that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.8 Litigation.

(a) There is no and has not been any Litigation instituted by, or pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries or any of its or their Assets and (b) neither the Company nor the Company Subsidiaries nor any of their respective Assets is or has been subject, or, to the Knowledge of the Company, threatened to be subject, to any outstanding Order.

2.9 Compliance with Laws; Permits.

Since July 1, 2012, the Company and the Company Subsidiaries have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to the Company or any Company Subsidiary. The Company and each of the Company Subsidiaries have held and currently hold all material Permits reasonably necessary for the conduct of their respective businesses as they have been and are now being conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such material Permit is pending, and, since July 1, 2012, neither the Company nor any of the Company Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. The Company and the Company Subsidiaries are in compliance with the terms of all such material Permits.

2.10 Information Supplied.

(a) None of the information to be included in the Company Circular to be mailed to the Company’s shareholders, and any other documents to be filed by the Company or any of its Affiliates with the Securities Commissions or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) that is supplied by the Company or any of its Affiliates for inclusion therein, will, at the respective time such documents are filed, and with respect to the Company Circular, when first mailed to the shareholders of the Company and at the time of the Company shareholder meeting to consider the Arrangement, contain any misrepresentation or an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) All documents that the Company or its Affiliates are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

2.11 Tax Matters.

(a) Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have timely filed, or caused to be timely filed with the appropriate Regulatory Authority, all Tax Returns required to be filed by them, and have timely paid, or caused to be timely paid, all material amounts of Taxes due and payable by them (whether or not shown on a Tax Return and whether or not a Tax Return was required to be filed), including all installments on account of any Taxes. All such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Laws. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, no such Tax Return contains any misstatement or omits any statement that should have been included therein. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, no Tax Return has been amended.

(b) Reserves and provisions for Taxes accrued but not yet due on or before the Effective Date as reflected in the Company’s financial statements contained in the Company Public Disclosure Documents are adequate as of the date of such financial statements, in accordance with IFRS. No material deficiencies for Taxes have been proposed, asserted or assessed against the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received a refund of Taxes to which it was not entitled.

(c) Neither the Company nor any of its Subsidiaries has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by the CRA, or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed or otherwise.

(d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, no unresolved assessments, reassessments, audits, claims, actions, suits, proceedings, or investigations exist or have been initiated with regard to any Taxes or Tax Returns of the Company or its Subsidiaries. To the Knowledge of the Company, no assessment, reassessment, audit or investigation by any Regulatory Authority is underway, threatened or imminent (i) with respect to Taxes for which the Company or any of its Subsidiaries may be liable, in whole or in part or (ii) that may result in a material reduction in Tax credits available to the Company or any of its Subsidiaries to be carried forward following the Effective Date.

(e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, no election, consent for extension, nor any waiver that extends any applicable statute of limitations relating to the determination of a Tax Liability of the Company or any of its Subsidiaries has been filed or entered into and is still effective. No private letter rulings, technical advice memorandum, advance pricing agreements, closing agreements, competent authority relief or similar agreements or rulings have been entered into or issued by any Regulatory Authority with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any similar arrangements or agreements in respect of Taxes or Tax Returns that has effect for any period after the closing of the transactions contemplated by this Agreement.

(f) The Company and each of its Subsidiaries have duly and timely collected all amounts on account of any goods, services, sales, value added, transfer or other Taxes required to have been collected by it and have duly set aside in trust or timely remitted to the appropriate Regulatory Authority any and all such amounts required to be remitted by it.

(g) The Company has made available to Parent and CaymanCo true and complete copies of all Tax Returns (and non-privileged studies and opinions related thereto) for the Company and each of its Subsidiaries for each such entity’s last three tax years.

(h) The Company and each of its Subsidiaries is, and at all times has, filed its Tax Returns on the basis that it is, resident for Tax purposes in its country of incorporation or formation and has not at any time constituted or has been treated by any Regulatory Authority as resident in any other country for any Tax purpose (including any treaty, convention or arrangement for the avoidance of double taxation). None of the Company or any of its Subsidiaries has been or has filed any Tax Return on the basis that it is subject to Tax in any jurisdiction other than its country of incorporation or formation (and political subdivisions thereof) or received written notification from any Regulatory Authority that it may be required to file on such basis. Except as set forth in Section 2.11(h) of the Company Disclosure Schedule, no meeting of the board of directors of a Company Subsidiary that is incorporated or formed in a country has ever occurred outside of that country. At no time since the incorporation or formation of a Company Subsidiary that is incorporated or formed in a country other than Canada has the majority of its directors been residents of Canada for purposes of the ITA, nor has any written resolution of its board of directors been executed by a majority of signatories resident in Canada for purposes of the ITA. The business and operations of each Company Subsidiary that is incorporated or formed in a country other than Canada has been managed, since its incorporation, from outside of Canada and no such Company Subsidiary has carried on business in Canada for purposes of the ITA.

(i) The Company and each of its Subsidiaries have properly withheld and remitted all amounts required to be withheld and/or remitted by the applicable Regulatory Authority (including income tax, non-resident withholding tax, Canada Pension Plan contributions, Employment Insurance and Worker’s Compensation premiums) and have paid such amounts due to the appropriate Governmental Entity on a timely basis and in the form required under the appropriate legislation.

(j) There are no Tax liens on any Assets of the Company or any of its Subsidiaries except for Taxes not yet currently due.

(k) Except as set forth in Section 2.11(k) of the Company Disclosure Schedule, none of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to the Company or any of its Subsidiaries at any time up to and including the Effective Time.

(l) Except as set forth in Section 2.11(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever directly or indirectly transferred any property to or supplied any services to or acquired any property or services from a non-resident of Canada for purposes of the ITA with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property or services at the time of transfer, supply or acquisition of the property or services. Except as set forth in Section 2.11(l) of the Company Disclosure Schedule, records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA have been made and obtained by the

Company and each of its Subsidiaries resident in Canada for purposes of the ITA with respect to all material transactions between the relevant Company Entity and any Person not resident in Canada for purposes of the ITA with whom such Company Entity was not dealing at arm`s length during any taxation year ending after 2011 and on or before Effective Date.

(m) None of the Company or any of its Subsidiaries could be liable for the Taxes of another Person under applicable Tax Law by reason of being a member of an affiliated, consolidated, combined, unitary or similar group including the Company or any of its Subsidiaries and any such Person.

(n) Except as set forth in Section 2.11(n) of the Company Disclosure Schedule, the tax attributes of the Assets of the Company and each of its Subsidiaries are accurately reflected, in all material respects, in the Tax Returns of the Company and each of its Subsidiaries, as applicable, and have not materially and adversely changed since the date of such Tax Returns.

(o) The Company Entities will not be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, provincial, local or foreign Tax law, or otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Effective Date or a transaction or accounting method that deferred an item of income into periods beginning after the Effective Date.

(p) All records which the Company Entities are required under applicable legal requirements to keep for Tax purposes (including without limitation all documents and records likely to be needed to defend any challenge by any Regulatory Authority to the transfer pricing of any transactions involving the Company Entities) have been duly kept in accordance with all applicable Laws and are available for inspection at the premises of the Company Entities.

(q) No Company Entity has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(r) All related party transactions involving the Company or any of its Subsidiaries are and have been at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder, and any similar provision of state, local, provincial and foreign Tax Law. All intercompany payments have been calculated in accordance with the Treasury Regulations promulgated pursuant to Section 482 of the Code, and any similar provision of state, local, provincial and foreign Tax Law.

(s) Except for Transition Therapeutics (USA) Inc., each Company Entity is not and has never been a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(t) No Company Entity has ever participated in a transaction that has been specifically identified by the IRS as a reportable transaction for purposes of Section 1.6011-4(b) of the U.S. Treasury Regulations.

(u) No Company Entity owns any “United states real property interest” within the meaning of Section 897 of the Code.

(v) The Company is not, and has not been since March 28, 2012, controlled by a corporation that is not resident in Canada for purposes of the ITA.

(w) For purposes of this Section 2.11, the term “material amount of Taxes” shall mean an amount of Taxes that are material to the Company and its Subsidiaries taken as a whole.

2.12 Labor Relations.

(a) Section 2.12(a)(i) of the Company Disclosure Schedule lists all the Employees of the Company and each Company Subsidiary as of the date of this Agreement and the age, position, status, start date, location of employment, compensation and benefits of each Employee, respectively. Except as disclosed in Section 2.12(a)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is bound by any Contracts in respect of any employee or former employee of the Company or any Company Subsidiary, including:

(i) any written or oral employment, service or consulting Contract relating to any one or more individuals, except for oral employment Contracts which are for an indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment and are terminable by the Company or a Company Subsidiary without cause on reasonable notice;

(ii) any Contract for the employment or statutorily required re-employment of any employee; or

(iii) any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, disability, dental, insurance or similar plan or practice, formal or informal, with respect to any of its employees, officers, agents or others, other than the Canada Pension Plan, any health plans established and administered by any province or territory or workers’ compensation insurance provided pursuant to statute.

(b) The Company and each Company Subsidiary have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, human rights, language of work, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or Social Security payments and/or Taxes. To the Knowledge of the Company, neither the Company nor any Company Subsidiary currently employs any Person who is not permitted to work in the jurisdiction in which such Person is employed. The Company and each Company Subsidiary has complied in all material respects with all Laws that could require overtime to be paid to any current employee of the Company and/or Company Subsidiaries, no current employee has ever brought or threatened in writing or, to the Knowledge of the Company, threatened orally to bring a claim for unpaid compensation or employee benefits, including overtime amounts, and no former employee has any claim pending or threatened in writing or, to the Knowledge of the Company, threatened orally to bring a claim for unpaid compensation or employee benefits, including, without limitation, overtime amounts.

(c) Neither the Company nor any Company Subsidiary is delinquent in payments to any of its current employees for any material wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(d) Since July 2012, there has not been an unfair labor practice complaint made against the Company or any Company Subsidiary before any Governmental Entity and no such complaint is pending.

(e) Since July 1, 2012, there has not been a labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary.

(f) No labor union represents any employees of the Company or any Company Subsidiary. To the Knowledge of the Company, no labor union has taken any material action with respect to organizing the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement or union contract.

(g) Any individual who performs or performed services for the Company or any Company Subsidiary and who is not treated as an employee for U.S. federal income Tax purposes by the Company or for income Tax purposes of the relevant jurisdiction of such Company Subsidiary, is not an employee under applicable Laws.

(h) To the Knowledge of the Company, no officer or key employee presently intends to terminate his or her respective employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have a present intention to terminate the employment of any of the foregoing.

(i) All material sums due for employee compensation and benefits and all accrued vacation time owing to any employees of the Company or any Company Subsidiary have been duly and adequately accrued on the accounting records of the Company, in each case in accordance with IFRS.

(j) Each current or former employee, officer and consultant of the Company and of each Company Subsidiary has executed a proprietary information and inventions assignment agreement or similar agreement whereby all Intellectual Property created by them in the scope of their employment or other relationship with the Company or any Company Subsidiary is assigned to the Company. To the Knowledge of the Company, none of the Company’s or any Company Subsidiaries’ current or former employees, officers or consultants are in material violation thereof. To the Knowledge of the Company, other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company, no current or former employee, officer or consultant of the Company or of any Company Subsidiary has excluded material works or inventions made prior to his or her employment or consulting relationship with the Company or Company Subsidiary (as the case may be) from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. No employee of the Company or any Company Subsidiary is entitled to any further payment from the Company or any Company Subsidiary with respect to any Company Intellectual Property (including “service inventions”).

(k) Each former employee, officer and consultant of the Company and of each Company Subsidiary who was involved in the creation of Owned Intellectual Property has assigned to the Company or applicable Company Subsidiary all of his or her rights in and to the Owned Intellectual Property.

(l) Since July 1, 2012, none of the Company or any Company Subsidiary has taken any material action that would trigger notice or liability under any applicable federal, state, local or foreign plant closing notice Law.

2.13 Employee Benefits Plans.

(a) Section 2.13(a) of the Company Disclosure Schedule sets forth a true, complete, up-to-date and accurate list of all written or oral employee benefit, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, executive compensation, current or deferred compensation, incentive compensation, stock compensation, stock purchase, stock option, stock appreciation, phantom stock option, savings, severance or termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, agreement or arrangement, and every other written or oral benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary for the benefit of its Employees or former Employees and their dependents or beneficiaries at any time in the last five years or as provided by any collective agreement to which the Company or any Company Subsidiary is a party or by which it is, or was at any time in the last five years, bound or with respect to which the Company or any Company Subsidiary participates or has any actual or potential liability or obligations, other than plans established pursuant to statute (collectively the “Employee Plans”).

(b) The Company has made available true, correct, up-to-date and complete copies of all the Employee Plans (or, where oral, written summaries of the material terms thereof) as amended as of the date hereof together with all related documentation including current and past documents and all amendments thereto, including annuity contracts, trust agreements, investment management agreements, funding agreements, actuarial reports, funding and financial information returns and statements, current asset valuations, collective agreements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all Governmental Entities with respect to each Employee Plan and plan summaries, employee booklets and personnel manuals. The booklets, brochures, summaries, descriptions and manuals prepared for, and circulated to, the Employees and former Employees and their beneficiaries concerning each Employee Plan, together with all written communications of a general nature provided to such Employees and former Employees and their beneficiaries, accurately describe in all material respects the benefits provided under each such Employee Plan referred to therein.

(c) All of the Employee Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all applicable Laws, the terms of such Employee Plans and in accordance with all understandings, written or oral, between the Company or any Company Subsidiary and the Employees or former Employees. No fact or circumstance exists that could adversely affect the tax-preferred or tax exempt status of any Employee Plan. None of the Employee Plans enjoys any special tax status under applicable Law, nor have any advance tax rulings been sought or received in respect of the Employee Plans.

(d) Neither the Company nor any of the Company Subsidiaries has, or has had, (i) any “registered pension plan” as that term is defined in subsection 248(1) of the ITA (a “Pension Plan”) or (ii) a Pension Plan considered a multi-employer pension plan as defined under the provisions of applicable Laws.

(e) No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to any Employee Plan will be made or promised by the Company or any Company Subsidiary prior to the Arrangement.

(f) No changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or any of the Financial Statements.

(g) None of the Employee Plans provides post-retirement benefits to or in respect of the Employees or any former Employees or to or in respect of the beneficiaries of such Employees and former Employees.

(h) All data necessary to administer each Employee Plan has been made available and is true and correct in all material respects.

(i) The Company or a Company Subsidiary, as the case may be, may unilaterally amend, modify, vary, revise, revoke, or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from each Employee Plan, subject only to approvals required by applicable Laws.

(j) Subject to obtaining any approvals under applicable Laws, the Company, or a Company Subsidiary, as the case may be, may merge any Employee Plan with any other arrangement, plan or fund and may transfer without restriction, the assets from any Employee Plan to any other arrangement, plan or fund.

(k) All obligations regarding the Employee Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or existing under any of the Employee Plans.

(l) All contributions or premiums required to be made by the Company and each Company Subsidiary under the terms of each Employee Plan, any collective bargaining agreement or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Employee Plans and any applicable collective bargaining agreement, and neither the Company nor any Company Subsidiary has, and as of the Effective Date will not have, any actual or potential unfunded liabilities (other than liabilities accruing after the Effective Date) with respect to any of the Employee Plans. All liabilities of the Company and each Company Subsidiary (whether accrued, absolute, contingent or otherwise) related to all Employee Plans have been fully and accurately disclosed in accordance with IFRS in the balance sheet of the Company and the Company Subsidiaries as of March 31, 2016.

(m) No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other Legal Proceeding, initiated by any Governmental Entity or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other Legal Proceeding or to affect the registration of any Employee Plan required to be registered. Further, should any matter arise which could affect the registration of any Employee Plan, the Company or a Company Subsidiary, as the case may be, shall, in a timely fashion, take all steps required to ensure the registration is not affected.

(n) There have been no withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Employee Plan, applicable Laws and all applicable Contracts. None of the Company, any Company Subsidiary or any of their respective agents or any fiduciary, has been in breach of any contractual or fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(o) No insurance policy or other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves in respect of each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(p) Except as set forth in Section 2.13(p) of the Company Disclosure Schedule, the execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment or vesting of benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in benefits or obligation to fund benefits with respect to any Employee.

(q) There exists no liability in connection with any former benefit plan relating to the Employees or former Employees or their beneficiaries that has terminated, and all procedures for termination of each such former benefit plan have been properly followed in accordance with the terms of such former benefit plans and applicable Law.

2.14 Environmental Matters.

(a) (i) the Company and the Company Subsidiaries comply, and have complied, with all applicable Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Environmental Permits required under applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries; (ii) there are no Materials of Environmental Concern at any of the properties at which the Company or any Company Subsidiary owns, leases or operates under circumstances that are reasonably likely to result in liability of the Company or the Company Subsidiaries under any applicable Environmental Law and neither the Company nor any of the Company Subsidiaries have produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Materials of Environmental Concern, except in compliance with Environmental Laws; (iii) neither the Company nor the Company Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar Canadian or U.S. state statute concerning, any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; (iv) neither the Company nor the Company Subsidiaries has received any written claim, notice or complaint, or been subject to any Litigation, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the Knowledge of the Company no such Litigation has been threatened; and (v) to the Company’s Knowledge, there are no current facts, circumstances or conditions arising out of or relating to the operations of the Company or the Company Subsidiaries or any currently owned, leased or operated properties of the Company or the Company Subsidiaries that would reasonably be expected to result in the Company or the Company Subsidiaries incurring liability under any applicable Environmental Law.

(b) The consummation of the Arrangement by the Company does not require the prior consent or pre-approval of any Governmental Entity with jurisdiction over the Company or any Company Subsidiary regarding environmental matters (including Environmental Permits).

2.15 Intellectual Property.

(a) The Company and each of the Company Subsidiaries (i) own all right, title and interest in and to the Owned Intellectual Property or (ii) are licensed or otherwise possess sufficient right to use and enforce all other Intellectual Property pertaining to the Company Product Candidates (all such Intellectual Property, together with the Owned Intellectual Property and all other Intellectual Property to which the Company or any Company Subsidiary has been granted any license or other rights, collectively “Company Intellectual Property”). All such Company Intellectual Property, existing at the date of this Agreement, including applications, trademarks, copyrights, patents, and registrations for the Company Intellectual Property are set forth in Section 2.15(a) of the Company Disclosure Schedule.

(b) To the Knowledge of the Company, the Company Intellectual Property are valid, subsisting, not the subject of any adversarial proceedings, and enforceable (or in the case of applications, properly applied for) and held in the name of the Company or the Company Subsidiaries or in the name of the licensor of such Company Intellectual Property, as applicable, and, to the Knowledge of the Company, except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there are no facts or circumstances which could reasonably be expected to result in a decision from a court, patent office, or other regulatory agency rendering any Company Intellectual Property invalid or unenforceable. To the Knowledge of the Company, during prosecution of the Company Intellectual Property, the Company Entity or any licensor of the Company Intellectual Property, as applicable, having prosecution responsibility for Company Intellectual Property have, in each case, provided all material prior art or other pertinent information to the patent or trademark offices in the applicable territory pursuant to the applicable Laws of such territory. For purposes of this Agreement, “Intellectual Property” shall mean: (i) patents, patent applications of any kind (including, without limitation, provisional, utility, design, divisionals, continuations, continuations in part and reissue applications and foreign counterparts thereof), inventions, discoveries, inventor’s certificates, and invention disclosures (whether or not patented), and any renewals, extensions, re-examinations, supplementary protection certificates or reissues thereof, in any jurisdiction (“Patents”); (ii) rights in registered and unregistered trademarks, trade names, service marks, brand names, certification marks, trade dress, logos, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iii) domain names, uniform resource locators and other names and locators associated with the Internet, and any and all applications or registrations therefor; (iv) all trade secrets, and other confidential information including technology, know how, data, processes, schematics, business methods, formulae, drawings, designs, compositions of matter, techniques, improvements, methods (including manufacturing methods), clinical and regulatory strategies, formulations, manufacturing data and processes specifications, manuals, research and development/clinical proposals and proprietary customer and supplier lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (v) copyrighted and copyrightable writings, published and unpublished writings and other works, whether copyrightable or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, designs, schematics and specifications, derivative works in any jurisdiction for the foregoing, and any renewals or extensions thereof or moral rights related thereto; (vi) rights under all agreements, including agreements with any Person, relating to the foregoing; (vii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; and (viii) any and all other intellectual property or proprietary rights relating to any of the foregoing.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any of the Company Intellectual Property, including by any employee or former employee of any of the Company or its Affiliates. To the Knowledge of the Company, neither the Company Intellectual Property nor the Company’s use, development, manufacture, marketing, license, or sale of any Company Product Candidates currently under development, licensed, utilized, sold, provided or furnished by the Company or its Affiliates pursuant to the Company Intellectual Property nor the conduct of the business of the Company or its Affiliates as currently conducted or as planned to be conducted in any jurisdiction or territory violates or conflicts with any license or other agreement between the Company and any third party, or infringes or misappropriates any right, title, interest, or goodwill in or to any Intellectual Property or other proprietary right of any third party. To the Knowledge of the Company, the development, manufacture, sale, offer for sale, use, or importation of any Company Product Candidates in any jurisdiction or territory, following any required regulatory approval(s) or clearance of the same, would not violate or conflict with any license or other agreement between the Company and any third party, or infringe or misappropriate any right, title, interest, or goodwill in or to any Intellectual Property or other proprietary right of any third party. There is no pending or, to the Knowledge of the Company, threatened, claim or litigation in any jurisdiction or territory contesting the validity, enforceability or ownership of the Patents or right of the Company or its Affiliates to exercise the rights therein nor, to the Knowledge of the Company, is there any specific facts that would form any reasonable basis for any such claim. There is no claim or proceeding pending against the Company or any Company Subsidiary in any jurisdiction or territory, or to the Knowledge of the Company a threatened claim alleging that the Company or its Affiliates by the development, use or sale of the Company Product Candidates have infringed or misappropriated any Intellectual Property of any third party. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no Patents or Patent applications issued or pending in any jurisdiction or territory that are owned by third parties, nor oppositions or other proceedings with respect to such Patents or Patent applications initiated by a Company Entity, a licensor of Company Intellectual Property or any other third party, which contain claims or disclosure supporting claims that cover, could reasonably be expected to cover or relate to the Company Product Candidates and/or the uses or proposed uses thereof.

(d) Other than agreements between the Company and its Affiliates and their respective employees and consultants, non-disclosure agreements entered into in the ordinary course of business, and support and maintenance agreements entered into in the ordinary course of business, Section 2.15(d) of the Company Disclosure Schedule sets forth a complete list of all (i) material licenses, sublicenses and other agreements in which the Company or its Affiliates have granted to any Person the right to make, use, sell, offer for sale, have made or import the Company Intellectual Property, (ii) each material agreement, contract or license under which any of the Company or its Affiliates is obligated to pay fees or royalties to any Person in connection with the use of any Company Intellectual Property, and (iii) all other material consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company or its Affiliates is a party relating to the Company Intellectual Property.

(e) To the Knowledge of the Company, none of the Patents or inventions disclosed therein have been used, divulged, disclosed or appropriated to the material detriment of the Company for the benefit of any Person other than the Company or its Affiliates (for clarity, excluding pursuant to standard non-disclosure provisions entered into in the ordinary course of business). To the Knowledge of the Company, no employee, independent contractor, consultant or agent of the Company or its Affiliates has misappropriated any Trade Secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or its Affiliates.

(f) Each Employee of, or consultant to, the Company or its Affiliates, that has performed services relevant to the Company Intellectual Property has assigned to the Company or a Company Subsidiary any and all rights, title and interest in and to any ideas, inventions or other Intellectual Property comprising or relating to such Company Intellectual Property, including any moral rights the Company or any Company Subsidiary may have in the Company Intellectual Property. To the Company’s Knowledge, each employee of, or consultant to, a licensor of Company Intellectual Property to the Company or its Affiliates, and that has performed services relevant to the Company Intellectual Property has assigned to such licensor any and all rights, title and interest in and to any ideas, inventions or other Intellectual Property comprising or relating to such Company Intellectual Property, including any moral rights such licensor may have in the Company Intellectual Property.

(g) The Company and the Company Subsidiaries, and, to the Knowledge of the Company, its licensors of Company Intellectual Property, have taken reasonable precautions customary in the territory and industry in which the Company and the Company Subsidiaries operate to protect the secrecy, confidentiality, and value of its material Trade Secrets, that they intend to maintain as a Trade Secret. Such Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated for the benefit of any Person (other than (i) the Company or a Company Subsidiary or (ii) a licensor or collaborator of the Company or a Company Subsidiary in accordance with the terms and conditions of the applicable license or collaboration agreement), except pursuant to a properly executed standard confidentiality and non-disclosure agreement and, to the Knowledge of the Company, no Person has breached such agreement. No third party has challenged any of the Company’s or any Company Subsidiary’s Trade Secrets in any action or proceeding or, to the Knowledge of the Company, threatened to do so.

(h) No Company Intellectual Property right will terminate or cease to be a valid right of the Company or any Company Subsidiary by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement.

(i) Except as set forth in Section 2.15(i) of the Company Disclosure Schedule, the Company Intellectual Property was not developed using any federal or university funding, resources or staff, no government entity or university has any rights to any of the Company Intellectual Property, and the Company Intellectual Property is not subject to any consortia agreement.

(j) The Company, any Company Subsidiary, and, to the Knowledge of the Company, any respective sublicensee thereof are in compliance in all material respects with their respective obligations under any Contract pursuant to which the Company or any Company Subsidiary has been granted a license or other rights to Intellectual Property.

2.16 Regulatory and Related Matters.

(a) The Company Entities are and have been since July 1, 2012 in compliance in all material respects with (i) all Laws (including all rules, regulations, policies and guidance) of FDA, Drug Enforcement Administration (“DEA”), Health Canada, the European Medicines Agency (“EMA”) and other Healthcare Regulatory Authorities, including by way of example only, the Food, Drug, and Cosmetic Act, the Public Health Service Act, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Social Security Act, the Patient Protection and Affordable Care Act, Pub. L. No. 110-148 and the Health Care Education Reconciliation Act of 2010, Pub. L. No. 110-152, all as amended, and all implementing regulations, and (ii) all Healthcare Regulatory Authorizations, including all requirements of FDA, DEA, Health Canada, EMA and all other Healthcare Regulatory Authorities, that are applicable to the Company Entities, or by which any property, product, service or other Asset of a Company Entity (including, without limitation, any Company Product Candidates) is bound or affected.

(b) Since July 1, 2012, no Company Entity has received any written notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or revocation of any certificate of accreditation issued by an FDA or CMS recognized accrediting organization, revocation of any State, Provincial or Federal license or permit, suspension, exclusion, suspension of payments, imposition of prepayment review, corrective action plan, civil money penalties, arbitration or other action from any Healthcare Regulatory Authority.

(c) Since July 1, 2012, the Company Entities have held all Healthcare Regulatory Authorizations required for the conduct of their respective businesses, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(d) Section 2.16(d) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Product Candidates of the Company Entities, listing, where applicable, those Company Product Candidates for which the Company Entities have applied for or have authorization or clearance through inaction to test the product in human subjects (“Human Testing Authorization”) according to applicable regulations and listing the type of application made. For those Product Candidates listed in Section 2.16(d) of the Company Disclosure Schedule as having Human Testing Authorization, such Human Testing

Authorization has not been revoked or rescinded. No notification has been received by any Company Entity or licensee of a Company Entity from any Regulatory Authority that would reasonably be expected to preclude the Company from continuing to test such Company Product Candidates, nor is any Company Entity or licensee of any Company Entity aware of any event or set of events that reasonably precipitate a Company Entity, licensee of Company Entity, contract research organization, institutional review board, data safety monitoring board, or Healthcare Regulatory Authority from suspending or placing on hold any human testing that involves any Company Product Candidates. No applications or notifications made or other materials submitted by the Company Entities or licensee of a Company Entity to any Regulatory Authority contained an untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading on a material matter (in the case of a licensee of a Company Entity, as the foregoing relate to a Company Entity or Company Product).

(e) There are no facts or circumstances that the Company has concluded, or that reasonably could be concluded, are or could be reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Company Product Candidates.

(f) Section 2.16(f) of the Company Disclosure Schedule contains a complete and accurate list of all of the Company Entities’ research programs relating to any Company Product Candidates conducted by the Company Entities’ or on their behalf, ongoing immediately prior to the date of this Agreement.

(g) No Company Entity has received any material written information from any Healthcare Regulatory Authority with jurisdiction over the development, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Company Product Candidates which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(h) The Company has made available to Parent and CaymanCo all material reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between a Company Entity, or licensee of a Company Entity, on the one hand, and any Healthcare Regulatory Authority, on the other hand (in the case of a licensee of a Company Entity, as the foregoing relate to a Company Entity or Company Product Candidate).

(i) All material reports, documents, claims, applicable registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by a Company Entity have been so filed, maintained or furnished and, to the Knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(j) All clinical and pre-clinical studies conducted by or on behalf of or sponsored by a Company Entity, or in which a Company Entity or a Company Product Candidate has participated, including, without limitation, all studies conducted by or on behalf of or sponsored by Eli Lilly or any other third party with respect to any Company Product Candidate, were and, if still pending, are being conducted in accordance with all internal health, safety and environmental guidelines and standards of the Company or the Company Subsidiaries, any and all applicable trial protocols, standard medical and scientific research procedures and all applicable Laws, including, but not limited to, compliance with the requirements of Good Laboratory Practice (21 C.F.R. pt. 58) and FDA regulations relating to Good Clinical Practice and Clinical Trials (including 21 C.F.R. pt. 312 and all requirements relating to protection of human subjects contained in 21 C.F.R. pts. 50, 54, and 56), any relevant current International Conference on Harmonisation (ICH) guidance documents, and all similar local, state, federal, EU and other foreign Laws or Regulatory Authorities’ requirements, and any adverse event reporting requirements of any of the foregoing. No Company Entity has received any written notices, correspondence or other communication from any Healthcare Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, a Company Entity, or in which a Company Entity has participated.

(k) All manufacturing operations conducted by or, to the Knowledge of the Company, for the benefit of the Company Entities, whether domestic or foreign, including, without limitation, any such manufacturing operations by Eli Lilly or any other third party with respect to any of the Company Product Candidates, have been, and are being, conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, the relevant current International Conference on Harmonization (ICH) guidance documents (including, without limitation, the ICH Guidance Q7A Good Manufacturing Practices Guidance for Active Pharmaceutical Ingredients), 21 C.F.R. pts. 210, 211, 606 and 610, and all similar local, state, federal, EU and other foreign Laws or Healthcare Regulatory Authorities’ requirements.

(l) (i) Neither the Company nor any of the Company Subsidiaries has received any Form FDA 483, notice of adverse finding, warning letters, untitled letters or other notices alleging that any Company Entity has failed to comply with any applicable Law or comparable notice from another Healthcare Regulatory Authority, and (ii) there is no action or proceeding pending or, to the Knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling (if any) or promotion of, or otherwise alleging any violation of Law with respect to, a product if any, manufactured, distributed, marketed, or proposed to be marketed by or on behalf of the Company or the Company Subsidiaries.

(m) Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company, the Company Subsidiaries, or their products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under

Section 1128 of the Social Security Act or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.

(n) The Company has made available to Parent and CaymanCo all information Known to the Company with respect to the safety or efficacy of the Company Product Candidates.

(o) No clinical hold, suspension or termination of a clinical study has been ordered by FDA under 21 C.F.R. § 312.42 or § 312.44, or by any other Regulatory Authority on any clinical trial of a product of the Company Entities, and no such clinical trial has otherwise has been suspended or terminated by any person (including the Company or the Company Subsidiaries) prior to completion.

(p) No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any Governmental Approvals or any other Consents necessary to consummate the Arrangement or the other transactions contemplated by this Agreement.

(q) No Company Entity is an “applicable manufacturer” as that term is used in the regulations implementing the Sunshine Act (Social Security Act § 1128G) at 42 C.F.R. §§ 403.900 - 403.914.

2.17 Real Property.

No Company Entity has any Owned Real Property and the Company or a Company Subsidiary has a valid leasehold interest in all of its Leased Real Properties, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances). The Real Property is sufficient to conduct the Company’s and the Company’s Subsidiaries’ respective businesses as currently conducted in all material respects. The Company has delivered to Parent a true and complete copy of each Lease to each Leased Real Property of the Company and the Company’s Subsidiaries, and each amendment thereto, a true and complete list of which is set forth in Section 2.17 of the Company Disclosure Schedule. Except as may be limited by the Bankruptcy and Equity Exception, all such Leases are valid and in full force and effect against the Company or any Company Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to the Company’s Knowledge, under any of such Leases, any existing Default by the Company or any Company Subsidiary which would result in the termination of such Leases. With respect to each Lease, (a) the Company or Company Subsidiary has not collaterally assigned or granted any other security interest in such Lease or any interest therein and (b) there are no Liens or Encumbrances (other than Permitted Encumbrances) on the estate or interest created by such Lease. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

2.18 Material Contracts.

Each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company). The Company and each Company Subsidiary, and, to the Knowledge of the Company, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Company Material Contract. There is no Default under any Company Material Contract by the Company or any Company Subsidiary, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by the Company or any Company Subsidiary or to the Knowledge of the Company, by any other party thereto.

2.19 Insurance.

The Company maintains for itself and the Company Subsidiaries insurance policies covering the Company’s property and equipment and director and officer liability in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of the Company and the Company Subsidiaries. All of such insurance policies are in full force and effect and neither the Company nor any Company Subsidiary is in material default with respect to its obligations under any of such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, as of the date hereof, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any insurance policy of the Company and the Company Subsidiaries during the period of one year prior to the date hereof.

2.20 Related Party Transactions.

No current officer, director, Affiliate shareholder or other related person of the Company is a party to any material agreement, contract, commitment or transaction with the Company or the Company Subsidiaries or has any material interest in any material property used by the Company or the Company Subsidiaries or is a Person that is a party to any Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act. For the purposes of this Section 2.20, the term “related person” shall have the meaning ascribed to such term in Item 404 of Regulation S-K of the Securities Act.

2.21 U.S. Export and Import Controls.

(a) The Company and each of the Company Subsidiaries are and, to the Knowledge of the Company have been, in compliance in all material respects with applicable Canadian and United States export control and import laws, and with Canadian and United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in

Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “Export Control and Import Laws”).

(b) Since July 1, 2012, neither the Company nor any of the Company Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any Company Subsidiary or any agent or employee thereof has materially violated, is not in material compliance with, or has any material liability under, any Export Control and Import Law.

(c) Neither the Company nor any Company Subsidiaries has since July 1, 2012 made, or currently intends to make, any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any material potential violation or liability of the Company or any Company Subsidiary arising under or relating to any Export Control and Import Laws.

(d) To the Knowledge of the Company, since July 1, 2012, there have been no investigations or administrative enforcement actions, pending or closed by any Governmental Entity with respect to any potential material violation or liability of the Company or any Company Subsidiary arising under or relating to any Export Control and Import Laws.

2.22 Questionable Payments.

Neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any Company Subsidiary has (a) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any similar Law; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.23 Anti-Takeover Provisions.

There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or otherwise bound. The Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Arrangement, and inapplicable to Parent and the Company’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Arrangement, any and all “fair price,” “moratorium,” “control share acquisition,” “takeover” and other similar Laws, including Multilateral Instrument 62-104-Take-Over Bids and Issuer Bids of the Canadian Securities Administrators (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Arrangement.

2.24 Opinion of Financial Advisor.

The Board has received the verbal or written opinion of KPMG LLP (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Consideration to be received in the Arrangement by the Company Shareholders is fair, from a financial point of view, to such holders (other than any Parent Entity or any of their respective Affiliates), and such opinion has not been modified or withdrawn as of the date of this Agreement.

2.25 Brokers and Finders.

Except for the Company Financial Advisor, the fees of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Arrangement and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary or Affiliate. The Company has made available to Parent and CaymanCo a true and complete copy of the engagement letter (including any amendments thereto) with the Company Financial Advisor, which engagement letter (as so amended, if applicable) sets forth all of the fees of the Company Financial Advisor payable by the Company in connection with the Arrangement and the other transactions contemplated hereby.

2.26 Bank Accounts.

Section 2.26 of the Company Disclosure Schedule sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which any Company Entity has an account or safety deposit box or other arrangement, including the use of any such accounts maintained by another Person, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company Entity thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company Entity in respect of any such account, safety deposit box or other arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND CAYMANCO

Parent and CaymanCo represent and warrant to the Company that, except as disclosed in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including the exhibits thereto) or in any Parent SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Parent SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1 Organization, Standing and Power.

(a) Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) CaymanCo is a corporation duly incorporated and validly existing under the Laws of the Cayman Islands and has all requisite corporate power and authority necessary to own or lease all of its Assets and to carry on its business as it is now being conducted. CaymanCo is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the Assets owned or leased by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. CaymanCo is a wholly owned subsidiary of Parent.

3.2 Authority; Noncontravention; Voting Requirements

(a) Each of Parent and CaymanCo has all necessary corporate right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and to consummate the Arrangement and the other transactions contemplated hereby. The execution, delivery and performance by each of Parent and CaymanCo of this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby by Parent and CaymanCo have been duly and validly authorized by their respective boards of directors and no other corporate proceedings or approvals on the part of Parent or CaymanCo are necessary to authorize the execution, delivery and performance by each of Parent and CaymanCo of this Agreement or the consummation by Parent and CaymanCo of the transactions contemplated hereby (other than, with respect to the Arrangement, the filing of the Plan of Arrangement). Each of Parent and CaymanCo has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the other parties thereto, such agreements constitute valid and binding obligations of each of Parent and CaymanCo, as applicable, enforceable against each of them in accordance with their respective terms, subject, in each case, to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent or CaymanCo, nor the consummation of the Arrangement and the other transactions contemplated hereby by Parent and CaymanCo, as applicable, nor compliance by each of Parent and CaymanCo, as applicable, with any of the terms or provisions hereof, as applicable, will (i) conflict with or violate any provision of the Organizational Documents of Parent or CaymanCo, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.5, Section 3.2 and the Required Company Vote are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 2.5 and Section 3.2 are made and any applicable waiting periods referred to therein have expired, conflict with or violate any Law, judgment, writ or injunction of any Governmental

Entity applicable to Parent or CaymanCo or by which any of their Assets are bound or affected, or (iii) result in any breach of or constitute a Default under, result in the loss of a benefit under or give rise to any right of termination, amendment, acceleration, payment or cancellation of any Contract to which any Parent Entity is a party, or result in the creation of a Lien on any of the Assets of Parent or CaymanCo, other than, in the case of clauses (ii) or (iii), as would not, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

3.3 Required Filings and Consents.

Except for the Governmental Approvals, no consents or approvals of, Permits from or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by Parent and CaymanCo and the consummation by Parent and CaymanCo of the Arrangement and the other transactions contemplated hereby, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or materially delay or materially impair the ability of Parent or CaymanCo to consummate the transactions contemplated hereby.

3.4 Capital Stock.

(a) The authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock, of which 548,258,171 shares were issued and 547,698,295 shares were outstanding at the close of business on June 28, 2016, and (ii) 10,000,000 shares of preferred stock of Parent, of which no shares were issued and outstanding at the close of business on June 28, 2016. Upon any issuance of any shares of Parent Common Stock in accordance with the terms of the Parent Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock to be issued in exchange for Company Shares upon consummation of the Arrangement, when issued in accordance with the terms of this Agreement, will be duly and validly issued and outstanding and fully paid and nonassessable under the General Corporation Law of the State of Delaware. None of the shares of Parent Common Stock to be issued in exchange for Company Shares upon consummation of the Arrangement will be issued in violation of any preemptive rights.

3.5 SEC Filings; Financial Statements.

(a) Parent has timely filed all SEC Documents required to be filed by Parent since January 1, 2014 (the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the U.S. Securities Laws and other applicable Laws, except to the extent updated, amended, restated or corrected by a subsequent SEC Document filed or furnished to the SEC by Parent and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the mailing of such proxy statement) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Parent SEC Reports and (B) to the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation, other than, in the case of clauses (A) or (B), as would not, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect. No Parent Subsidiary is required to file any SEC Documents.

(b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis for the periods presented (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X), and presented fairly in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(c) Since January 1, 2014, Parent and each Parent Entity has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the Parent SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(d) Parent has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP applied on a consistent basis.

3.6 Absence of Undisclosed Liabilities.

Since December 31, 2015, no Parent Entity has incurred any Liability, except (i) such Liabilities incurred in the ordinary course of business consistent with past practice, (ii) in connection with this Agreement and the transactions contemplated hereby, (iii) such Liabilities that are accrued or reserved against in the unaudited consolidated balance sheets of Parent as of March 31, 2016, included in the Parent SEC Reports, or (iv) as is not reasonably likely to have a Parent Material Adverse Effect.

3.7 Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not been any state of facts, change, event, effect or occurrence that has had, or that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since December 31, 2015, Parent has carried on its businesses only in the ordinary course consistent with past practices.

3.8 Intellectual Property.

(a) Parent and the Parent Subsidiaries (i) own all right, title and interest in and to the Parent Owned Intellectual Property material to the conduct of the Parent Entities’ business taken as a whole or (ii) are licensed or otherwise possess sufficient right to use and enforce all Parent Owned Intellectual Property, other than, in the case of clauses (i) or (ii) as would not, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

(b) To the Knowledge of Parent, Parent has taken reasonable precautions customary in the territory and industry in which Parent operates to protect the secrecy, confidentiality, and value of its material Trade Secrets that it intends to maintain as trade secrets under applicable Laws.

(c) To the Knowledge of Parent, no material Parent Owned Intellectual Property right will terminate or cease to be a valid right of a Parent Entity by reason of the execution and delivery of this Agreement by Parent and CaymanCo, or the performance of their respective obligations hereunder, or the consummation by Parent and CaymanCo of the transactions contemplated by this Agreement.

3.9 Compliance with Laws.

Since January 1, 2014, the Parent Entities have been and currently are in compliance in all material respects with all Laws and all Orders, in each case applicable to any Parent Entity. Since January 1, 2014, each Parent Entity has held and currently holds all material Permits reasonably necessary for the conduct of their respective businesses as they are now being conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such material Permit is, to the Knowledge of Parent, pending, and since January 1, 2014 no Parent Entity has received any written, or to the Knowledge of the Company, oral, notice from any Governmental Entity threatening to revoke or cancel any such Permit or threatening any adverse action with respect to any such Permit. Each Parent Entity is in compliance with the terms of all such material Permits.

3.10 Governmental Approvals.

No Parent Entity or, to the Knowledge of Parent, any Affiliate thereof has taken or agreed to take any action, and Parent does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to materially impede or delay receipt of any of the Governmental Approvals.

3.11 Litigation.

As of the date hereof, there is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against Parent or its Assets that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor CaymanCo nor any of their respective Assets is subject, or, to the Knowledge of Parent, threatened to be subject, to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.12 Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of Parent or CaymanCo and included or incorporated by reference in (i) the Company Circular to be mailed to the Company’s shareholders including any amendment or supplement thereto or (ii) any documents to be filed by Parent or any of its Affiliates with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby (including the Required Filings) will, at the respective time such documents are filed, and, with respect to the Company Circular, when first mailed to the shareholders of the Company and at the time of the Company shareholder meeting to consider the Arrangement, contain any misrepresentation or untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) All documents that Parent is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law, including the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

3.13 Brokers and Finders.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent in connection with this Agreement or the transactions contemplated hereby.

3.14 Ownership of CaymanCo.

As of the date of this Agreement, Parent directly owns all of the outstanding capital stock of CaymanCo.

ARTICLE 4

CONDUCT OF BUSINESS PENDING CONSUMMATION

4.1 Affirmative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of Parent shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material Assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; (c) notify Parent promptly (i) after receipt of any material communication (written or oral) between the Company or any of the Company Subsidiaries, on the one hand, and any Healthcare Regulatory Authority, on the other hand, or inspections of any clinical trial site and before giving any material submission to any Healthcare Regulatory Authority, and (ii) prior to making any material change to a study protocol, adding any new trials, making any material change to a new drug trial application or clinical trial application, or making a material change to the development timeline for any Company Product Candidate; and (d) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.2 Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Parent shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Organizational Documents of any Company Entity;

(b) incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to another wholly owned Company Entity and (ii) trade payables incurred in the ordinary course of business) (for the Company Entities on a consolidated basis), or impose, or suffer the imposition, on any material Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under the Company Option Plan), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

(d) (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Company Shares (other than the issuance of Company Shares issued upon the exercise of Company Options outstanding on the date hereof in accordance with the Company Option Plan or in connection with the replacement of certificates evidencing Company Shares, which certificates were lost or destroyed) or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right, (ii) accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase Company Shares or any other capital stock of any Company Entity, other than the acceleration of the vesting of Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Option Plan or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for Company Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or (ii) any Asset having a book value in excess of $100,000 other than in the ordinary course of business consistent with past practice;

(f) (i) except for purchases of U.S. Treasury securities, U.S. Government agency securities or their Canadian equivalent, which in each case have maturities of three (3) years or less, purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, Asset transfers, loans or advances, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g) (i) enter into any new line of business or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $100,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Company Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of Parent, any material Trade Secret;

(h) (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the Board or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $50,000, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i) (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Company Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j) make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto;

(k) except to the extent expressly permitted by Section 4.7, take any action that is intended or would reasonably be expected to result in any of the conditions to the Arrangement set forth in Article 5 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

(m) commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(n) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o) terminate or allow to lapse, or modify in any material respect, any material insurance policy; or

(p) agree or commit to do any of the foregoing.

4.3 Covenants of Parent and CaymanCo.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and except as otherwise expressly contemplated herein or as set forth in Parent’s Disclosure Schedule, Parent covenants and agrees that it shall and shall cause each of the Parent Subsidiaries to (x) operate its business in the ordinary course, and (y) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; provided, that the foregoing shall not prevent any Parent Entity from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of the Parent Entities. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, Parent further covenants and agrees that it will not do or agree or commit to do, or permit any of the Parent Entities to do or agree or commit to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise contemplated herein:

(i) amend the Organizational Documents of Parent or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect the Company or the holders of Company Shares relative to other holders of Parent Common Stock;

(ii) take any action that would reasonably be expected to result in any of the conditions to the Arrangement set forth in Article 5 not being satisfied;

(iii) take any action that would result in CaymanCo not being directly or indirectly wholly owned by Parent for United States income tax purposes;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Acquisition from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(v) agree to take, make any commitment to take, or adopt any resolutions of Parent’s board of directors in support of, any of the actions prohibited by this Section 4.3.

(b) Parent covenants and agrees that it will contribute to CaymanCo, at or prior to the Effective Time, the requisite number of shares of Parent Common Stock to satisfy the Consideration pursuant to the Plan of Arrangement.

4.4 Notification of Certain Matters.

(a) Each of Parent and CaymanCo on one hand, and the Company on the other hand, agrees to promptly notify the other Party upon becoming aware of (i) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of the Company Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Parent shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.14, the Company shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

(b) The Company agrees to promptly notify Parent upon becoming aware of (i) any facts or circumstances which could result in a decision from a court, patent office, or other regulatory agency rendering any Company Intellectual Property invalid or unenforceable or (ii) any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of any Company Intellectual Property or impair or constitute an Encumbrance on the Company’s ability to transfer any Company Intellectual Property.

4.5 No Control of Other Party’s Business; Other Actions.

Nothing contained in this Agreement is intended to give Parent the right to control or direct any of the Company Entities’ operations prior to the Effective Time. Prior to the Effective Time, the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

4.6 Application for Interim Order; Preparation of Company Circular; Company Meeting; Application for Final Order.

(a) Each of Parent and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Company Circular, the Interim Order, the Final Order and any Required Filing pursuant to this Section 4.6, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Circular, the Interim Order, the Final Order and any Required Filing. The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the Court, any Canadian Securities Authorities or the SEC with respect to the Company Circular, the Interim Order, the Final Order or any Required Filing and promptly advise one another of any oral comments received from the Court, any Canadian Securities Authorities or the SEC. The Company Circular and any Required Filing shall, at the time of the Company Meeting comply as to form in all material respects with the Ontario Securities Act and the Exchange Act and the rules and regulations promulgated by the Ontario Securities Commission and the SEC, as applicable, thereunder. Parent and its Representatives shall be given a reasonable opportunity to review the Company Circular prior to the Company Circular being printed and filed, and reasonable consideration shall be given to any comments made by Parent and its Representatives.

(b) Parent and the Company shall make all required filings with respect to the Arrangement and the transactions contemplated hereby under the Ontario Securities Act, the Securities Act and the Exchange Act, the rules of any stock exchange on which Parent’s securities or the Company’s securities are listed, including the TSX and the NASDAQ, applicable state securities and “blue sky” Laws and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Arrangement for offering or sale in any jurisdiction, any request by the Court, any Canadian Securities Authorities or the SEC for amendment of the Company Circular, the Interim Order, the Final Order or any Required Filing or comments thereon and responses thereto or requests by the Court, the applicable Canadian Securities Authorities or the SEC for additional information. No amendment or supplement to the Company Circular, the Interim Order, the Final Order or any Required Filing shall be filed without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Company Circular, the Interim Order, the Final Order or any Required Filing, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operation.

(c) The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Arrangement and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained. Each of the Company and Parent shall also prepare and file with the applicable Canadian Securities Authorities and the SEC, as applicable, any other document, schedule or statement required to be filed by such Party (a “Required Filing”).

(d) Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Company Circular, the Interim Order or the Final Order does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the applicable Canadian Securities Authorities or the SEC, as applicable, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

4.7 No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any of its Affiliates to, and shall not authorize or permit its and its Affiliates’ respective Representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage or otherwise take any action to facilitate any inquiries regarding, or the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, the submission of any Company Acquisition Proposal, or, (ii) subject to Section 4.7(b), conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the Assets of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Company Acquisition Proposal, or (iii) subject to Section 4.7(b), approve, endorse or recommend any Company Acquisition Proposal, or (iv) subject to Section 4.7(b), enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (in each case, whether or not binding) relating to any Company Acquisition Proposal (each, a “Company Acquisition Agreement”), or (v) subject to Section 4.7(b), grant any waiver, amendment or release under any standstill or confidentiality agreement or any Anti-takeover Laws or otherwise fail to enforce any of the foregoing (it being understood that the Company shall immediately take all steps reasonably within its power necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions), or (vi) resolve or agree to do any of the foregoing. Subject to Section 4.7(b), neither the Board nor any committee thereof shall make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or CaymanCo, the Company Board Recommendation, or recommend a Company Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Company Shares within five (5) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change of Recommendation”). The Company shall, and shall cause its Affiliates to, cease immediately and cause to be terminated, and shall not authorize or permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Affiliates to return or destroy (and confirm destruction of) all such information, subject to Section 4.7(b), and shall terminate access of all Persons (other than Parent, the Company and their respective Affiliates and Representatives) to any “data room” with respect to any Company Acquisition Proposal.

(b) Notwithstanding the provisions of Section 4.7(a), prior to the receipt of the Required Company Vote, the Board, directly or indirectly through any Representative, may, subject to Section 4.7(c) and provided that the Company has complied with Section 4.7(a) with respect to the applicable third party, (i) participate in negotiations or discussions with such third party that has made a bona fide, unsolicited Company Acquisition Proposal that the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal, and the Company, its Affiliates and its and its Affiliates’ Representatives may enter into an Acceptable NDA with such third party and (ii) furnish to such third party information relating to the Company or any of its Subsidiaries; provided, that all material non-public information provided to such person has previously been provided to Parent prior to or is provided to Parent contemporaneously with the provision to such Person, but in each case referred to in the foregoing clauses (i) and (ii), (A) only if the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable Law and (B) such third party executes a confidentiality agreement that constitutes an Acceptable NDA. Nothing contained in this Section 4.7 shall prevent the Board from disclosing to the Company’s shareholders any other disclosure required by applicable Law, if the Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to disclose such position would result in a violation of applicable Law. Any public disclosure by the Company relating to a Company Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board expressly publicly reaffirms its approval or recommendation of this Agreement and the Arrangement in such disclosure, or in the case of a “stop, look and listen” or similar communication, in a subsequent disclosure on or before the earlier of (i) the last day of the ten (10) business day period under Rule 14d-9(f) under the Exchange Act and (ii) two (2) Business Days before the Company Meeting. Notwithstanding any other provision hereof, the Company shall be permitted to comply with Multilateral Instrument 62-104 – Take-over Bids and Issuer Bids and similar provisions under applicable Law in Canada relating to the provision of directors’ circulars and make appropriate disclosure with respect thereto to the Company Securityholders.

(c) The Company shall notify Parent promptly (but in any event within twenty-four (24) hours and prior to engaging in any of the actions under Section 4.7(b)) of (i) any Company Acquisition Proposal, (ii) any initial request for non-public information concerning the Company or any Company Subsidiary from any Person or group who would reasonably be expected to make a Company Acquisition Proposal, or (iii) any initial request for discussions or negotiations from any Person or group who would reasonably be expected to make, or has made, a Company Acquisition Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Company Acquisition Proposal, request, or inquiry and provide copies of any written proposals, draft agreements and all draft or executed financing commitments and related documentation. The Company shall keep Parent promptly informed of the status of any such Company Acquisition Proposal, including any changes to the timing, amount or form of consideration, conditionality or other material terms of (or any other material developments with respect to) any Company Acquisition Proposal, request, or inquiry including by promptly, and in any event no later than forty-eight (48) hours after receipt by the Company or any of its Representatives, providing to Parent copies of any additional or revised written proposals, requests, inquiries, draft agreements and all draft or executed financing commitments and related documentation. The Company agrees that it and its Representatives will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with, this Section 4.7.

(d) Except as set forth in this Section 4.7(d), the Board shall not make any Change of Recommendation or enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding anything to the contrary in this Agreement but provided that the Company shall at all times be in compliance with Section 4.7(a), at any time prior to the receipt of the Required Company Vote, the Board may, in response to a Superior Proposal, make a Change of Recommendation or enter into (or permit any Company Subsidiary to enter into) a Company Acquisition Agreement if, (i) the Board, prior to effecting the Change of Recommendation, provides Parent five (5) Business Days prior written notice of its intention to take such action, which notice shall include a description in reasonable detail of such Superior Proposal, (ii) the Company is and remains in compliance with this Section 4.7 during the five (5) Business Days following such written notice, the Board and, if requested by Parent, its Representatives have negotiated in good faith with Parent regarding any revisions to the terms and conditions of the transactions contemplated by this Agreement, including the Arrangement; and (iii) at the end of the five (5) Business Day period described in the foregoing clause (ii), the Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement which Parent has made in a bona fide written proposal), that such Company Acquisition Proposal (if any) continues to constitute a Superior Proposal and the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law. Any material change to the terms, facts and circumstances relating to the Superior Proposal will be deemed to be a new Superior Proposal, as applicable, for purposes of this Section 4.7 and the Company shall be required to comply again with the requirements of this Section 4.7(d).

(e) For purposes of this Agreement, (i) “Company Acquisition Proposal” means any unsolicited offer or proposal made by a Person or group at any time after the date hereof that would result in such Person or group acquiring, directly or indirectly, beneficial ownership (with respect to securities, within the meaning of Section 13(d) of the Exchange Act) of at least fifteen percent (15%) (based on the fair market value thereof) of the Assets of, equity interest in, or business of, the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation, license, share exchange, business combination, tender offer, sale of shares of capital stock, sale of assets or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Arrangement, and (ii) “Superior Proposal” means any Company Acquisition Proposal that if consummated would result in a Person or group owning, directly or indirectly, (A) one hundred percent (100%) of all classes of outstanding equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or (B) one hundred percent (100%) of the Assets of the Company and the Company Subsidiaries (including capital stock of the Company Subsidiaries), taken as a whole, that: (a) the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) is superior, from a financial point of view, to this Agreement and the Arrangement, taking into account all financial, legal, regulatory and other aspects of such proposal and of this Agreement (including the relative risks of non-consummation and any changes to the terms of this Agreement proposed by Parent to the Company); (b) is made available to all of the Company Securityholders on the same terms and conditions; (c) is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full; (d) is not subject to any due diligence condition; and (e) the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Company Acquisition Proposal and the Person making such Company Acquisition Proposal.

4.8 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request.

(b) Each Party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain confidentiality agreement, dated February 9, 2016 (the “Confidentiality Agreement”), between the Company and Parent. No investigation by Parent shall diminish, obviate or prevent Parent’s reliance upon any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

4.9 Consents; Reasonable Best Efforts.

(a) The Company and Parent shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Arrangement and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Arrangement or any of the other transactions contemplated hereby, including with or from any works council, labor union or similar entity or governing body. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement, no Party shall be required to sell, hold separate, divest, or otherwise dispose of any of its Assets, or agree to conduct its business in a particular manner, in order to resolve any objections or suits (or threatened suits) that may be asserted by a Governmental Entity or other third party with respect to the Arrangement or the other transactions contemplated hereby as violative of any Antitrust Law. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), Parent and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity or other third party in connection with the Arrangement and the other transactions contemplated hereby. In connection with such collaboration, each of the Company and Parent shall act reasonably and as promptly as practicable. Parent and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, Parent and Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(b) Subject to applicable Laws and the preservation of any applicable Legal Privilege, the Company and Parent each shall, upon request by the other, use reasonable best efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Company Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Circular, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any Governmental Entity or other third party in connection with the Arrangement and the other transactions contemplated hereby.

(c) Subject to any confidentiality obligations and the preservation of any Legal Privilege, the Company and Parent each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of the Company Subsidiaries, from any Governmental Entity or other third party with respect to the Arrangement and the other transactions contemplated hereby.

(d) Subject to the provisions of Sections 4.7 and 4.9(a), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent and CaymanCo and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

4.10 Directors’ and Officers’ Indemnification and Insurance.

(a) For purposes of this Section 4.10, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, Parent, CaymanCo and the Company shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and ensure that the certificate of incorporation and bylaws of the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.10(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by Parent, CaymanCo or the Company is required to effectuate any indemnification or advancement of expenses, Parent, CaymanCo or the Company as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Person.

(c) For a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Person on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Person; provided further, that in satisfying their obligation under this Section 4.10(c), Parent shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the amount (the “Annual Amount”) payable by the Company for 12 months of coverage under its existing directors’ and officers’ liability insurance policies, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Company. In lieu of maintaining such policies, using Parent’s designated insurance agent, the Company may purchase, at or prior to the Effective Time, tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that the Company shall not be obligated to pay for coverage for any 12-month period with aggregate premiums for insurance in excess of 200% of the Annual Amount, it being understood and agreed that the Company shall nevertheless be obligated to provide such coverage as may be obtained for 200% of the Annual Amount.

(d) The provisions of this Section 4.10 shall survive the consummation of the Arrangement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.10 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

4.11 Press Releases.

The initial press release concerning the Agreement and the Arrangement shall be a joint release and, thereafter, so long as this Agreement is in effect, none of Parent, CaymanCo or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Arrangement or any other transaction contemplated hereby (except for public disclosure permitted under Section 4.7), without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, without obtaining the consent of or consulting with the other Parties hereto, analysts, investors or those attending industry conferences or financial analyst conference calls (without obtaining the consent of or consulting with the other Parties hereto), so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, non-public information regarding the other Parties.

4.12 Provincial or State Takeover Laws; Charter Provisions; No Rights Plan.

(a) The Company and the Board shall take all actions as may be necessary to ensure that no Anti-takeover Law is or becomes applicable to this Agreement, the Arrangement or any of the other transactions contemplated by this Agreement.

(b) The Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Company Organizational Documents or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by them.

(c) From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to the Company, the Company Shares, the Arrangement or the other transactions contemplated by this Agreement.

4.13 Employee Benefits and Contracts.

As of the Effective Time (and for at least six months thereafter), Parent shall provide, and cause the Company to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company and the Company Subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to Plans on the date of this Agreement. Nothing herein shall require Parent to continue any particular Plan or benefit or prevent Parent from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Effective Date for any reason (or no reason). The provisions of this Section 4.13 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto.

4.14 Shareholder Litigation.

Each of the Company and Parent shall keep the other Party hereto informed of, and cooperate with such Party in connection with, any shareholder litigation or claim against such Party and/or its directors or officers relating to the Arrangement or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision of Section 4.3, no settlement in connection with such shareholder litigation shall be agreed to without Parent’s prior written consent.

4.15 TSX; NASDAQ; Post-Closing Canadian Securities Authorities and SEC Reports.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the TSX and NASDAQ to enable the delisting of the Company Shares from the TSX and NASDAQ and the deregistration of the Company Shares under the Ontario Securities Act and the Exchange Act, in each case, promptly after the Effective Time. Parent will use reasonable efforts to cause the Company to, following the Effective Time, file or cause to be filed with the applicable Canadian Securities or the SEC, as applicable (a) a Form 25 on the Effective Date, or as soon as reasonably practicable thereafter, following the Effective Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”). If the Company is reasonably likely to be required to file any reports pursuant to the Ontario Securities Act or Exchange Act during the Delisting Period, the Company will deliver to Parent at least five (5) business days prior to the Arrangement a substantially final draft of any such reports reasonably likely to be required to be filed during the Delisting Period (“Post-Closing Reports”). The Post-Closing Reports provided by the Company pursuant to this Section 4.15 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

4.16 FIRPTA Company Certificate.

Prior to the Effective Time, the Company shall execute and deliver to Parent and CaymanCo a certificate (in a form reasonably acceptable to Parent and CaymanCo) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), as well as any other documentation requested by Parent to establish that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

4.17 Conduct of Parent and CaymanCo.

Subject to applicable Law, neither Parent nor CaymanCo will take any action that, or fail to take any reasonable action, for which the failure to take such action, is intended to, or would reasonably be expected to, individually or in the aggregate, result in any condition to the Arrangement not being satisfied or prevent, delay or impede the ability of Parent and CaymanCo or the Company to consummate the Arrangement or the other transactions contemplated by this Agreement.

4.18 Governance Matters.

The Company shall take all reasonable action to cause, effective at the Effective Time, if requested by Parent, the resignations of such directors and officers of the Company and/or the Company Subsidiaries as Parent may request.

4.19 Canadian Securities Authorities and SEC Reports.

During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the applicable Canadian Securities Authorities and the SEC required to be filed or furnished pursuant to the Ontario Securities Act, the Exchange Act or other federal or applicable Securities Laws.

4.20 Pre-Closing IP Transfers.

Prior to the Effective Time, the Company may elect to engage in an amalgamation of any or all of its Subsidiaries, and/or cause any or all of the Company Intellectual Property held by Waratah Pharmaceuticals Inc., a Company Subsidiary, and Transition Therapeutics Ireland, Ltd., a Company Subsidiary, to be transferred to the Company or to an entity that is directly or indirectly owned by the Company on terms and conditions acceptable to Parent.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party.

The respective obligations of the Parties to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, on or before the Effective Date, of the following conditions, each of which may be waived by the mutual written consent of the Parties:

(a) Interim Order. The Interim Order shall have been granted on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company, Parent or CaymanCo acting reasonably, on appeal or otherwise.

(b) Company Shareholder Approval. The Arrangement Resolution shall have been passed at the Company Meeting by the Company Shareholders by the Required Company Vote.

(c) Final Order. The Final Order shall have been granted on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company, Parent or CaymanCo acting reasonably, on appeal or otherwise.

(d) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Canadian or U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Arrangement or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Arrangement or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(d) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.9 shall have been the cause of, or shall have resulted in, such order or injunction.

(e) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or any third party required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(e) of the Company Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Effective Date.

(f) Listing. The Parent Common Stock to be issued in the Arrangement shall have been approved for quotation or listing, as the case may be, on the NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

5.2 Additional Conditions to Obligations of Parent and CaymanCo.

The obligations of Parent and CaymanCo to consummate the transactions contemplated hereby, and in particular the Arrangement, are subject to the satisfaction, or waiver by Parent, on or before the Effective Date, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Sections 2.1, 2.3, 2.4(a), 2.4(b), 2.4(c)(ii), 2.4(d), 2.7(b), 2.23 and 2.25 of this Agreement shall be true and correct in all respects other than inaccuracies that are de minimis in the context of a transaction of this magnitude, as of the date of this Agreement and as of the Effective Date, as if made on and as of such date (except those representations and warranties that speak as of an earlier date which shall be true and correct in all respects as of that date, other than inaccuracies that are de minimis in the context of a transaction of this magnitude); (ii) each of the representations and warranties in Sections 2.6, 2.15 and 2.16 of this Agreement shall be true and correct in all material respects (without, in any case, giving effect to any limitation indicated therein by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect”, “material” or “materially” used with respect to the Company (each, a “Company Materiality Qualifier”)) as of the date of this Agreement and as of the Effective Date, as if made on and as of such date (except those representations and warranties that speak as of an earlier date, which shall be true and correct in all material respects as of that date) and (iii) the remaining representations and warranties made by the Company in Article 2 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date (without giving effect to any Company Materiality Qualifier) as if made on and as of such date (except to the extent such remaining representations and warranties speak as of an earlier date which shall be true and correct in all respects as of that date), except in the case of this clause (iii) where the failure of such remaining representations and warranties to be true and correct would not, or would not reasonably be expected to result in a Company Material Adverse Effect or, would not, or would not reasonably be expected to, directly or indirectly, adversely affect the completion of the Arrangement in accordance with its terms, and the Company shall have provided to Parent a certificate of a senior officer of the Company certifying as to such matters on behalf of the Company on the Effective Date. For purposes of this Section 5.2(a), “de minimis” with respect to inaccuracies in Section 2.3 shall mean inaccuracies involving, in the aggregate, an amount of Company Shares not in excess of 96,998.

(b) Performance of Obligations. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Date and the Company shall have provided to Parent a certificate of a senior officer of the Company certifying, on behalf of the Company, as to such performance and compliance with such agreements and covenants.

(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date hereof.

The conditions in this Section 5.2 are for the exclusive benefit of Parent and CaymanCo and may be asserted by Parent and CaymanCo regardless of the circumstances or may be waived by Parent, on its own behalf and on behalf of CaymanCo, in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Parent and CaymanCo may have.

5.3 Additional Conditions to Obligations of the Company.

The obligation of the Company to consummate the transactions contemplated hereby, and in particular the Arrangement, is subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Sections 3.1, 3.2(b), 3.4, 3.7(a), 3.13 and 3.14 of this Agreement shall be true and correct in all respects other than inaccuracies that are de minimis in the context of a transaction of this magnitude, as of the date of this Agreement and as of the Effective Date, as if made on such date (except those representations and warranties that speak as of an earlier date, which shall be true and correct in all respects as of that date); and (ii) the remaining representations and warranties made by Parent and CaymanCo in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date (without giving effect to any limitation indicated therein by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect”, “material” or “materially” used with respect to the Company) as if made at and as of such date (except those representations and warranties that speak as of an earlier date, which shall be true and correct in all respects as of that date, other than inaccuracies that are de minimis in the context of a transaction of this magnitude), except where the failure of such remaining representations and warranties to be true and correct would not, or would not reasonably be expected to result in a Parent Material Adverse Effect or, would not, or would not reasonably be expected to, directly or indirectly, adversely affect the completion of the Arrangement in accordance with its terms, and Parent and CaymanCo shall have provided to the Company a certificate of a senior officer of Parent and CaymanCo certifying as to such matters on behalf of Parent and CaymanCo, as applicable, on the Effective Date. For purposes of this Section 5.3(a), “de minimis” with respect to inaccuracies in Section 3.4 shall mean inaccuracies involving, in the aggregate, an amount of shares of Parent Common Stock not in excess of 1,369,246.

(b) Performance of Obligations. Each of Parent and CaymanCo shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Date and Parent shall have provided to the Company a certificate of a senior officer of Parent certifying, on behalf of Parent and CaymanCo, as to such performance and compliance with such covenants.

(c) No Material Adverse Effect. No Parent Material Adverse Effect shall have occurred after the date hereof.

The conditions in this Section 5.3 are for the exclusive benefit of the Company and may be asserted by the Company regardless of the circumstances or may be waived by the Company in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which the Company may have.

5.4 Notice and Effect of Failure to Comply with Conditions.

(a) The Company, of the first part, and Parent and CaymanCo, of the second part, shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to, (i) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder; provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions to the obligations of the Parties hereunder.

(b) If (i) any of the conditions precedent set forth in Sections 5.1, 5.2 (other than Section 5.2(a)) or 5.3 hereof shall not be complied with or waived by the Party or Parties for whose benefit such conditions are provided on or before the date required for the performance thereof, or (ii) the Company breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements made in this Agreement, which breach or failure to perform would result in a failure of any condition precedent set forth in Section 5.2(a) hereof then, in each case, the applicable Party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at Law or equity, rescind and terminate this Agreement prior to the filing of the articles of arrangement for the purpose of giving effect to the Arrangement, provided that the Party intending to rely thereon has delivered a written notice to the other Party, specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent and provides the other Party fifteen (15) Business Days to rectify the breaches before the effective date of rescission or termination, provided that no cure period shall be provided for a breach which by its nature cannot be cured and in no event shall any cure period extend beyond the Outside Date. More than one such notice may be delivered by a Party.

ARTICLE 6

TERMINATION

6.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote (except as otherwise expressly noted):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Company Meeting shall have been held and the Arrangement Resolution shall have failed to receive the Required Company Vote in accordance with the Interim Order; provided that the right to terminate the Agreement pursuant to this Section 6.1(b)(i) shall not be available to the Company or Parent, as applicable, if such Party has not complied in all material respects with its obligations under Section 4.6(b);

(ii) the Effective Time shall not have occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any Party whose (x) failure to fulfill any of its obligations or (y) breach of any of its representations and warranties under this Agreement has, in either case, been the primary cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(iii) as provided in Section 5.4(b)(i); provided that the Party seeking termination (x) has not failed to fulfill any of its obligations or (y) is not then in breach of any of its representations and warranties under this Agreement so as to cause, in either case, any of the conditions set forth in Sections 5.1, Section 5.2 or Section 5.3, as applicable, not to be satisfied;

(iv) as provided in Section 5.4(b)(ii); provided that Parent (x) has not failed to fulfill any of its obligations or (y) is not then in breach of any of its representations and warranties under this Agreement so as to cause, in either case, any of the conditions set forth in Sections 5.1 or Section 5.3, as applicable, not to be satisfied;

(v) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to Section 6.1(b)(v) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(v) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted; or

(vi) the Interim Order has not been obtained on or before October 31, 2016 or the Final Order has not been obtained on or before November 25, 2016; provided that the right to terminate the Agreement pursuant to this Section 6.1(b)(vi) shall not be available to the Company or Parent, as applicable, if such Party has not complied in all material respects with its obligations under Section 4.7;

(c) by Parent upon the occurrence of a Parent Damages Event as provided in Section 6.2; or

(d) by the Company if it accepts, recommends, approves or enters into an agreement to implement, or with respect to, a Superior Proposal; provided that the Company (i) has complied with its obligations set forth in Section 4.7; and (ii) concurrently with such termination pays to Parent the Company Termination Fee as required pursuant to Section 6.2.

If this Agreement is terminated pursuant to this Section 6.1, this Agreement shall forthwith become void and neither Party shall have any liability or further obligation to the other Party hereunder except that the provisions of this Article 6, Sections 4.8(b), 4.11 and Article 8 and the provisions of the Confidentiality Agreement shall survive such termination; provided that neither the termination of this Agreement nor anything contained in this Section 6.1 shall relieve any Party from any liability for any fraud or any breach by it of this Agreement, including from any inaccuracy in any of its representations and warranties and any non-performance by it of its covenants made herein prior to the date of such termination.

6.2 Parent Damages.

If at any time after the execution of this Agreement:

(a) other than as a direct result of and in direct response to a material breach or nonperformance by Parent or CaymanCo of any of its covenants, agreements, representations or warranties in this Agreement (i) the Board fails to include the Company Board Recommendation in the Company Circular; or (ii) there is a Change of Recommendation;

(b) (i) a bona fide Company Acquisition Proposal is publicly announced, proposed, offered or made to the Company Shareholders or to the Company or any Person shall have publicly announced an intention to make a bona fide Company Acquisition Proposal prior to the termination of this Agreement; (ii) after such Company Acquisition Proposal shall have been proposed, offered, made known, made or announced, the Company Shareholders do not approve the Arrangement, the Arrangement is not submitted for their approval or the Arrangement is not otherwise completed in the manner contemplated in this Agreement; and (iii) within twelve months of the date the first Company Acquisition Proposal is publicly announced, proposed, offered or made a definitive agreement relating to any Company Acquisition Proposal is entered into or any Company Acquisition Proposal is consummated or effected; provided that for purposes of this Section 6.2(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 4.7(e), except that the reference to “fifteen percent (15%)” in the definition of “Company Acquisition Proposal” shall be deemed to be a reference to “fifty percent (50%); or

(c) the Company accepts, recommends, approves or enters into an agreement to implement or with respect to a Superior Proposal;

(each of the above being a “Parent Damages Event”), then in the event of the termination of this Agreement pursuant to Section 6.1 (other than, for the elimination of doubt, pursuant to Section 6.1(b)(i) or Section 6.1(b)(iv)) the Company shall pay to Parent $3,000,000 (the “Company Termination Fee”) as liquidated damages in immediately available funds to an account designated by Parent within two (2) Business Days after the first to occur of the events described above; provided that in the case of a Parent Damages Event pursuant to Sections 6.2(b) or 6.2(c) such payment shall be made by the Company to Parent by wire transfer of immediately available funds concurrently with the earliest of the acceptance, recommending, approving or entering into by the Company of the Company Acquisition Agreement or the definitive agreement in respect of the Superior Proposal, as the case may be. If at any time after the execution of this Agreement, either Party terminates this Agreement pursuant to Section 6.1(b)(i), the Company shall pay to Parent $1,800,000 as liquidated damages in immediately available funds to an account designated by Parent within two (2) Business Days after the date of such termination. For the elimination of doubt, the Company will only be obligated to pay a maximum of $3,000,000 pursuant to this Section 6.2.

6.3 Parent Expenses Reimbursement.

If at any time after the execution of this Agreement, Parent shall terminate this Agreement pursuant to Section 6.1(b)(iv), then the Company shall pay to Parent $500,000 in immediately available funds to an account designated by Parent within two (2) Business Days after the date of such termination, provided, however, that if following the payment of such amount to Parent, Parent would, but for such termination pursuant to Section 6.1(b)(iv), become entitled to receive the Company Termination Fee pursuant to Section 6.2(b), then the Company shall pay to Parent an additional amount equal to $2,500,000 in immediately available funds to an account designated by Parent within two (2) Business Days after the earlier of the date of entry into the Company Acquisition Agreement and such consummation or effectuation. For the elimination of doubt, this Section 6.3 shall not apply to Parent’s termination of this Agreement for a Parent Damages Event pursuant to Section 6.2. For greater certainty, the maximum aggregate amount that the Company could be required to pay to Parent pursuant to Sections 6.2 and 6.3 is $3,000,000.

6.4 Liquidated Damages.

Each Party acknowledges that the payment of the amounts set out in Section 6.2 and Section 6.3, respectively, are each payments of liquidated damages which is a genuine pre-estimate of the damages which Parent and CaymanCo will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, Parent and CaymanCo agree that if the payment of any amount pursuant to Section 6.2 or Section 6.3 is made to Parent, such payment is the sole monetary remedy of Parent; provided, however, that this limitation shall not apply in the event of fraud or willful breach of this Agreement by the Company. If the Company fails to pay promptly any fees or expenses due pursuant to Section 6.2 or Section 6.3, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fees or expenses under this Section 6.4, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Under no circumstances shall the Company be obligated to pay more than one (1) Company Termination Fee.

6.5 Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, Section 6.3 and Section 6.4, all Expenses shall be borne by the Party incurring such Expenses.

ARTICLE 7

PRIVACY ISSUES

7.1 Privacy Issues.

(a) For the purposes of this Article 7, the following definitions shall apply:

(i) “applicable privacy Laws” means any and all applicable Law relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law; and

(ii) “Personal Information” means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed or transferred by the Company to Parent or CaymanCo pursuant to this Agreement and/or as a condition of the Arrangement.

(b) The Parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy Laws which govern the collection, use or disclosure of Personal Information disclosed to either Party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

(c) Prior to the completion of the Arrangement, no Party shall use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement. The Company shall notify Parent in writing of the purposes for which the Disclosed Personal Information was collected prior to the Effective Date.

(d) Each Party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the Parties shall proceed with the Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the business or the completion of the Arrangement.

(e) Each Party acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with applicable privacy Law, prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f) Subject to the following provisions, each Party shall keep confidential all Disclosed Personal Information provided to it by the other Party, and shall instruct those Representatives responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties’ obligations hereunder. Prior to the completion of the Arrangement, each Party shall take reasonable steps to ensure that access to the Disclosed Personal Information shall be restricted to those

Representatives of the respective Party who have a bona fide need to access such information in order to evaluate the transactions contemplated by this Agreement and/or complete the Arrangement.

(g) Where authorized by applicable Law, each Party shall promptly notify the other Party to this agreement of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the Party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable Law, the Parties shall reasonably cooperate with one another, with the persons to whom the Disclosed Personal Information relates, and any Governmental Entity charged with enforcement of applicable privacy Laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

ARTICLE 8

MISCELLANEOUS

8.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acceptable NDA” means a confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms contained in the Confidentiality Agreement are with respect to Parent (provided that such confidentiality agreement may provide that any standstill provisions shall terminate if there is a public announcement that a third party other than Parent has entered into an agreement with the Company with respect to a Company Acquisition Proposal or such third party has publicly announced that it intends to commence a tender offer with respect to the Company’s equity securities).

“Act” means the Business Corporations Act (Ontario), as amended.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other state, foreign, national, multinational, and supra-national Laws, if any, that are designed or intended to control mergers and acquisitions or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Arrangement” means an arrangement under Section 182 of the Act on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement (including the Plan of Arrangement) or made at the direction of the Court.

“Arrangement Resolution” means the resolutions of the Company Shareholders approving the Arrangement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Audit” means any audit, investigation, claim, assessment of Taxes, deficiency action, other examination by any Governmental Entity, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC, the Canadian Securities Authorities or banks in the City of Miami, Florida or the City of Toronto, Ontario are authorized or required by Law to be closed.

“Canadian Securities Authorities” means the Ontario Securities Commission and the other securities regulatory authorities in each of the provinces of Canada.

“Canadian Securities Laws” means the Ontario Securities Act, the securities legislation of each of the Provinces of Canada, other than Quebec, the policies and instruments of the Canadian Securities Administrators, and the rules and regulations of any Regulatory Authority promulgated thereunder, as now in effect and as now as they may be promulgated or amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Circular” means the notice of special meeting and accompanying management information circular of the Company, including all appendices thereto, to be sent to the Company Shareholders in connection with the Company Meeting.

“Company Disclosure Schedule” means the written information set forth in a disclosure letter delivered as of the date of this Agreement to Parent and CaymanCo, and attached hereto, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent from its face, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, prospects, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in IFRS or regulatory accounting requirements, (C) actions and omissions of any Company Entity taken with the prior written consent of Parent or expressly permitted pursuant to this Agreement, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Shares (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by Canada or the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or could reasonably be expected to have a disproportionate adverse effect on the Company and the Company Subsidiaries, as compared to other companies operating in the industry or territory in which the Company and the Company Subsidiaries operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Arrangement or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract that is binding upon the Company or any Company Subsidiary and that: (i) would be required to be filed by the Company as an exhibit to an annual report or registration statement on Form 20-F pursuant to Instruction 4 to Item 19 thereof; (ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Arrangement, could restrict or purport to restrict the ability of the Company following the Effective Date, CaymanCo or Parent or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any Company Entity of $25,000 or more; (iv) relates to Company Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

“Company Meeting” means the special meeting of the Company Shareholders to approve and adopt this Agreement, the Arrangement and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Optionholders” means the holders at the relevant time of Company Options.

“Company Option Plan” means the Amended and Restated Stock Option Plan of the Company, dated as of November 1, 1999, as amended.

“Company Options” means all options to purchase Company Shares issued pursuant to the Company Option Plan.

“Company Product Candidates” means all compounds or other products under development or evaluation, current, active or otherwise, or under consideration by the Company or any Company Subsidiary, whether in clinical trials as to which the Company or any Company Subsidiary holds the applicable investigational new drug application or clinical trial application, or owns future development rights, or in earlier stages of development, including, without limitation, neuropsychiatric candidate ELND005, androgen deficiency candidate TT701 and diabetes drug candidate TT401.

“Company Securityholder” shall have the meaning ascribed thereto in the Plan of Arrangement.

“Company Shareholders” means the holders at the relevant time of Company Shares.

“Company Shares” means the common shares without par value in the capital of the Company.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Consideration” shall have the meaning ascribed thereto in the Plan of Arrangement.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, promise, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Director” means the Director appointed pursuant to Section 278 of the Act.

“Dissent Rights” has the meaning set out in Section 3.1 of the Plan of Arrangement.

“Dissenting Shareholders” means the registered holders of Company Shares that have exercised Dissent Rights and are ultimately entitled to be paid the fair value of their Company Shares as determined in accordance with the Plan of Arrangement.

“Employee” means an individual who is employed by the Company or a Company Subsidiary, whether on a full-time or part-time basis.

“Encumbrances” means any mortgage, deed of trust, lease, license, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or encumbrance of any kind or nature whatsoever, other than Permitted Encumbrances. For purposes of this definition, “Permitted Encumbrances” means easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances that (i) are disclosed in the public records; (ii) would be set forth in a title policy, title report or survey with respect to the applicable real property; and (iii) (A) are not substantial in character, amount or extent in relation to the applicable real property and (B) do not materially and adversely impact the Company’s current or contemplated use, utility or value of the applicable real property or otherwise materially and adversely impair the Company’s present or contemplated business operations at such location.

“Environmental Laws” means all foreign, federal, provincial, state, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Equity Rights” means all binding arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever in each case by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights, including securities or rights convertible into or exchangeable for shares of the capital stock of that Person.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Confidentiality Agreement and the transactions contemplated hereby and thereby, including the preparation, printing, filing and mailing, as the case may be, of the Company Circular, the Interim Order, the Final Order and the other Required Filings and any amendments or supplements thereto, and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

“FDA” means the United States Food and Drug Administration.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time before the Effective Time, or if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board, consistently applied during the periods involved.

“Interim Order” means an interim order of the Court, as may be amended, providing for, among other things, the calling and holding of the Company Meeting.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), as amended.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the personal knowledge after reasonable inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, internal patent counsel, or any senior, executive or other vice president of such Person.

“Law” means any foreign, federal, provincial, state or local law, statute, code, ordinance, rule, regulation or other requirement.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or Parent or any of its Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company Entities or the Parent Entities, as applicable, as presently conducted; (iv) liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, Parent; and (vi) restrictions on transfers arising under applicable securities Laws.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors and review or examination of a patent or patent application by a patent office), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“made available”, with respect to a particular document, means that such document was included in the virtual data room assembled by the Company and its Representatives and made accessible to Parent and its Representatives and included in such virtual data room prior to the date hereof and was accessible to Parent and its Representatives and included therein as of 5:00 p.m., New York City time, on the date that is two Business Days prior to the date hereof.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or medical or other waste defined and regulated as such under Environmental Laws.

“NASDAQ” means the NASDAQ Global Market or the NASDAQ Global Select Market, as applicable.

“Ontario Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as amended.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any Governmental Entity.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Outside Date” means November 30, 2016 or such other date as Parent and the Company may agree in writing, provided that the Outside Date shall be automatically extended for a period of thirty (30) days in the event that the failure of the Arrangement to have occurred by the initial Outside Date results primarily by the failure of the conditions set forth in Section 5.1(e).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary (whether solely or jointly with a third party).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Entities” means, collectively, Parent and all material Parent Subsidiaries.

“Parent Financial Statements” means the consolidated balance sheets (including related notes and schedules, if any) of Parent as of December 31, 2015 and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014 and 2013, as filed by Parent in SEC Documents.

“Parent Information” means all information (including all financial information, historical, pro forma or otherwise) as may be reasonably requested by the Company or as required by the Interim Order or applicable Laws to be disclosed in the Company Circular and any amendment or supplement thereto with respect to Parent, CaymanCo and their respective businesses and properties and any securities to be issued by Parent or CaymanCo in connection with the Arrangement, including all information required for the Company Circular to provide full, true and plain disclosure of all material facts relating to the securities of Parent and CaymanCo to be issued in connection with this agreement, including under the Plan of Arrangement.

“Parent Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or could reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, prospects, business or results of operations of the Parent Entities, taken as a whole; provided, that “Parent Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements, (C) actions and omissions of Parent or any of its Subsidiaries taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Parent Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (G) any failure by Parent to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B) and (F) above shall be considered for purposes of determining whether there has been or could reasonably be expected to be a Parent Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Parent Entities, as compared to other companies operating in the industry or territory in which the Parent Entities operate; or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Arrangement or the other transactions contemplated by this Agreement.

“Parent Owned Intellectual Property” means all Intellectual Property that is owned by Parent or any Parent Subsidiary (whether solely or jointly with a third party).

“Parent SEC Documents” means the SEC Documents of Parent.

“Parent Stock Plans” means the OPKO Health, Inc. 2007 Equity Incentive Plan, as amended, and the OPKO Health, Inc. 2016 Equity Incentive Plan.

“Parent Subsidiaries” means the Subsidiaries of Parent, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

“Party” means any of Parent, CaymanCo or the Company, and “Parties” means Parent, CaymanCo and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Plan of Arrangement” means the plan of arrangement, substantially in the form and content of Schedule A annexed to this Agreement, and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or made at the direction of the Court.

“Real Property” means the Leased Real Property.

“Regulatory Authorities” means, collectively, the Canadian Securities Authorities, the SEC, the NASDAQ, the TSX, the Federal Trade Commission, the Department of Justice, any Healthcare Regulatory Authority and all other foreign, federal, provincial, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means, subject to the terms of the Interim Order, the affirmative vote of (i) at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the meeting, such that each Company

Shareholder is entitled to one vote for each Company Share held by such holder and (ii) if required under applicable Law, a simple majority of the votes cast on the Arrangement Resolution excluding the votes for Company Shares held or controlled by “related parties” and “interested parties”, in each case, as defined under Multilateral Instrument 61-101-Protection of Securityholders in Special Transactions of the Canadian Securities Administrators.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the SEC pursuant to the U.S. Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Commissions” means the Canadian Securities Authorities and the SEC.

“Securities Laws” means, collectively, the Canadian Securities Laws and the U.S. Securities Laws.

“Subsidiaries” means all those corporations, associations or other business entities of which the entity in question either (i) owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a manager or a managing member; (iv) otherwise has the ability to elect a majority of the directors, trustees, managers, or managing members thereof; or (v) under GAAP or IFRS, as applicable, consolidates in its financial statements.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income (including any tax on or based upon net income, gross income, income as specially defined, earnings profits or selected items of income, earnings or profits), gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, Canada or Québec Pension Plan premiums, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by Canada, Ireland, the United States or any provincial, state, county, local or foreign government or subdivision or agency thereof, whether imposed directly or through withholding, whether disputed or not, and including any interest, penalties and additions imposed thereon or with respect thereto, and any Liability for payment of any amounts described in above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any Tax sharing, Tax indemnity or Tax allocation Contract or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of Law.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to an Agency (as defined in the Plan of Arrangement) in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return, including, without limitation, any returns, reports and forms (including schedules thereto) required to be filed with any Agency or any provincial, state or local Agency therein or any other jurisdiction responsible for the imposition or collection of Taxes.

“TSX” means the Toronto Stock Exchange.

“U.S. Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Voting Support Agreements” means those certain voting agreements entered into by and among the Company, the Board, the executive officers of the Company and certain shareholders of the Company.

The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Term	Page
Acquisition	1
Agreement	1
Annual Amount	50
Anti-takeover Laws	32
Balance Sheet Date	13
Bankruptcy and Equity Exception	10
Board	1
Canadian GAAP	11
CaymanCo	1
Change of Recommendation	44
Company	1
Company Acquisition Agreement	44
Company Acquisition Proposal	47
Company Board Recommendation	10
Company Financial Advisor	33
Company Intellectual Property	24

Term	Page
Company Materiality Qualifier	55
Company Organizational Documents	8
Company Public Disclosure Documents	11
Company Securities	9
Company Termination Fee	59
Confidentiality Agreement	48
DEA	27
Disclosed Personal Information	27

Effective Date	7
Effective Time	7
EMA	27
Employee Plans	20
Export Control and Import Laws	31
Governmental Approvals	11
Grant Date	8

Healthcare Regulatory Authority	11
Human Testing Authorization	25
Indemnified Person	49
Intellectual Property	24
Legal Privilege	48
Multiemployer Plan	20
Parent	1
Parent Damages Event	59
Parent SEC Reports	35

Patents	24
Pension Plan	19
Proceeding	49
Sarbanes-Oxley Act	11
Section 3(a)(10) Exemption	5
Subsidiary Securities	9
Termination Date	58
Trade Secrets	24

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender. All references herein to “dollars” or “$” are to U.S. dollars.

8.2 Non-Survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.10 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 8.

8.3 Disclosure Schedules.

The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such disclosure schedules, that such information is required to be listed in such disclosure schedules or that such information is material to any party or the conduct of the business of any party.

8.4 Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Province of Ontario, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

8.5 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Severability; Construction.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.7 Specific Performance.

The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of Parent, CaymanCo or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 8.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 8.7 are not available or otherwise are not granted and (b) nothing contained in this Section 8.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 8.7 or anything contained in this Section 8.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

8.8 Entire Agreement.

This Agreement and the Confidentiality Agreement contain the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

8.9 Amendments.

This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

8.10 Extension; Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.11 Parties in Interest.

Except for (i) the rights of the Company shareholders to receive the Consideration following the Effective Time in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 4.10 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

8.12 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.13 Notices.

All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via facsimile or electronic mail (but only if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

If to the Company prior to the Effective Time:	Transition Therapeutics Inc. 101 College Street, Suite 220, Toronto, Ontario, Canada M5G1L7
	Attention:	Tony Cruz
	Facsimile:	416-260-1719
Email: tcruz@transitiontherapeutics.com

with a copy to (which shall not constitute notice):	McCarthy Tetrault LLP Suite 4000, 421 – 7th Avenue S.W. Calgary, Alberta T2P 4K9
	Attention:	Michael J. Bennett
	Facsimile:	403-260-3501
	Email:	mbennett@mccarthy.ca

If to Parent or CaymanCo from and after the Effective Time, the Company:	4400 Biscayne Boulevard Miami, Florida 33137
	Attention:	Kate Inman
	Facsimile:	305-575-4140
Email: KInman@opko.com

with a copy to (which shall not constitute notice):	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue, Suite 4400 Miami, Florida 33131
	Attention:	Robert L. Grossman
Joshua M. Samek
	Facsimile:	305-961-5756
Email: GrossmanB@gtlaw.com SamekJ@gtlaw.com

8.14 Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.15 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

8.16 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

8.17 United States Federal Income Tax Treatment of Acquisition.

Notwithstanding anything to the contrary in this Agreement or the Plan of Arrangement, Parent agrees that, for purposes of reporting the Acquisition for United States federal income tax purposes, it will, and will cause CaymanCo to, treat the Acquisition as qualifying as a “reorganization” within the meaning of section 368(a) of the United States Internal Revenue Code of 1986, as amended, and treat this Agreement as constituting a “plan of reorganization” within the meaning of section 1.368-1(c) of the United States Department of Treasury regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

OPKO HEALTH, INC.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	Executive Vice President

OPKO GLOBAL HOLDINGS, INC.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	Vice President

TRANSITION THERAPEUTICS INC.

By:	/s/ Dr. Tony Cruz
Name:	Dr. Tony Cruz
Title:	Chief Executive Officer

[Signature Page to Transition Arrangement Agreement]

SCHEDULE A

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

Definitions. In this Plan of Arrangement:

“affiliate” has the meaning corresponding to “affiliated companies” in the Securities Act (Ontario), as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the TSX and the NASDAQ) or administrative agency or commission (including the Securities Commissions and the U.S. Securities and Exchange Commission) or any elected or appointed public official.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement or made at the direction of the Court.

“Arrangement Agreement” means the arrangement agreement made as of June 29, 2016 between Company, CaymanCo and Parent to which this Schedule A is attached and forms a part, as amended, supplemented and/or restated in accordance with its terms.

“business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Miami, Florida, under applicable Law.

“CaymanCo” means OPKO Global Holdings, Inc., a corporation incorporated under the laws of the Cayman Islands that is (i) a direct subsidiary of Parent, or (ii) any other direct or indirect wholly-owned subsidiary of Parent designated by Parent from time to time in replacement thereof.

“Company Circular” means the notice of special meeting and accompanying management information circular of Company, including all appendices thereto, to be sent to Company Shareholders in connection with the Company Meeting.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

“Company Optionholders” means the holders at the relevant time of Company Stock Options.

“Company Options” means options to purchase Company Shares issued pursuant to the Amended and Restated Stock Option Plan of the Company, dated as of November 1, 1999, as amended.

“Company Securityholder” or “holder” means a Company Shareholder or a Company Optionholder, as the context requires.

“Company Shareholders” means the holders at the relevant time of Company Shares.

“Company Shares” means common shares in the capital of Company.

“Consideration” means the consideration in the form of Parent Shares, for each Company Share held by a Company Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3, equal to the number of Parent Shares obtained by dividing (i) 6,430,868 Parent Shares, by (ii) the number of Company Shares outstanding immediately prior to the Effective Time (including Company Shares deemed to have been issued as In-the-Money Option Consideration pursuant to Section 2.2(a), but excluding any Company Shares held by Parent or an affiliate thereof).

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Current Market Price” means the closing price of the Company Shares on the TSX on the second last trading day prior to the Effective Date.

“Depositary” means the person acting as depositary under the Arrangement.

“Dissenting Shareholders” means registered holders of Company Shares that have duly and validly exercised Dissent Rights and not withdrawn or been deemed to have been withdrawn such exercise of Dissent Rights.

“Dissent Rights” has the meaning set out in Section 3.1.

“Effective Date” means the date on which the Arrangement becomes effective in accordance with the OBCA and the Final Order.

“Effective Time” means 12:01 a.m. on the Effective Date.

“Final Order” means the final order of the Court pursuant to section 182(5) of the OBCA approving the Arrangement.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Interim Order” means the interim order of the Court pursuant to section 182(5) of the OBCA relating to the Arrangement.

“In-the-Money Amount” means the amount by which the Current Market Price exceeds the exercise price of such In-the-Money Option.

2

“In-the-Money Options” means Company Options having an exercise price of less than the Current Market Price.

“In-the-Money Option Consideration” means, for each In-the-Money Option, that number of Company Shares calculated by dividing the In-the-Money Amount by the Current Market Price.

“ITA” means the Income Tax Act (Canada), as amended.

“Law” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, published policies, notices, directions and judgments or other requirements of any Agency, in each case having the force of law.

“Letter of Transmittal” means the Letter of Transmittal for use by holders of Company Shares, in the form accompanying the Company Circular.

“NASDAQ” means the NASDAQ Stock Market or any successor exchange.

“OBCA” means the Business Corporation Act (Ontario).

“Parent” means OPKO Health, Inc., a corporation incorporated under the laws of Delaware.

“Parent Shares” means the fully paid common stock of Parent.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement.

“Securities Commission” means the securities regulatory authorities in each of the provinces of Canada.

“TSX” means the Toronto Stock Exchange or any successor exchange.

1.1 Headings and References. The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.2 Currency. Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in United States dollars.

1.3 Time. Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario, Canada.

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ARTICLE 2

THE ARRANGEMENT

2.1 Binding Effect. The Arrangement will become effective at the Effective Time and be binding at and after the Effective Time on Company, Parent and CaymanCo and all holders and beneficial holders of Company Shares and Company Options.

2.2 The Arrangement. Commencing at the Effective Time, the following steps shall occur as part of the Arrangement and shall be deemed to occur in the following sequence without any further act or formality:

(a)	each In-the-Money Option, shall and shall be deemed to be fully vested and exercised on a cashless basis and the Company shall and shall be deemed to have issued to each holder of In-the-Money Options (free and clear of any Liens) the In-the-Money Option Consideration for each such In-the-Money Option so exercised; provided, however, that if the aggregate number of Company Shares comprising the In-the-Money Option Consideration issuable to a holder as consideration for such all of such holder’s In-the-Money Options would result in a fraction of a Company Share being issuable, the number of Company Shares deemed to be issued to such holder as In-the-Money Option Consideration will be rounded down;

(b)	each Company Option that is not an In-the-Money Option shall immediately expire and be terminated without payment of any consideration therefor;

(c)	each Common Share held by a Dissenting Shareholder shall be, and shall be deemed to be, transferred to CaymanCo (free and clear of any Liens), and such Dissenting Shareholders shall cease to have any rights as Company Shareholders, other than the right to be paid by CaymanCo the fair value of their Company Shares in accordance with the Dissent Rights; and

(d)	each Company Share outstanding immediately prior to the Effective Time and including each Company Share comprising the In-the-Money Option Consideration (other than in any case any Company Shares held by Parent or an affiliate thereof or by Dissenting Shareholders) shall be and shall be deemed to be transferred to CaymanCo (free and clear of any Liens), and each Company Shareholder whose Company Shares are so transferred shall be entitled to receive for each Company Share so transferred, the Consideration.

2.3 Share Registers. As soon as practical following the Effective Time, the names of Company Shareholders who held Company Shares at the Effective Time shall be removed from the register of holders of Company Shares maintained by or on behalf of the Company and CaymanCo’s name shall be recorded as the sole holder of the outstanding Company Shares.

2.4 Payment of Consideration. Forthwith following the Effective Time, Parent and CaymanCo shall, subject to Section 4.1 of this Plan of Arrangement, cause to be issued to the Company Shareholders the Consideration required by Section 2.2 of this Plan of Arrangement.

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ARTICLE 3

DISSENT RIGHTS

3.1 Registered holders of Company Shares may exercise rights of dissent with respect to those Company Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 185 of the OBCA and this Section 3.1 (the “Dissent Rights”) and not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights in connection with the Arrangement; provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the resolution approving the Arrangement referred to in Section 185(6) of the OBCA must be received by Company not later than 4:30 p.m. (Toronto time) on the business day before the Company Meeting; and provided further that, notwithstanding the provisions of Section 185 of the OBCA, Company Shareholders who duly exercise Dissent Rights and who:

(a)	ultimately are determined to be entitled to be paid fair value for their Company Shares shall be entitled to a payment in cash equal to such fair value, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Effective Time and shall be deemed to have transferred those Company Shares in respect of which Dissent Rights have been duly and validly exercised as of the Effective Time at the fair value of the Company Shares determined as of the Effective Time, without any further act or formality and free and clear of all liens and claims, to Sub; or

(b)	validly withdraw their Dissent Rights or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of Company Shares who has not exercised Dissent Rights but in no case shall Company, Parent, CaymanCo, the Depositary or any other person be required to recognize any such holder as a holder of Company Shares on or after the Effective Time, and the names of each such holder shall be deleted from the register of holders of Company Shares at the Effective Time.

Notwithstanding the provisions of Section 185(4) of the OBCA, CaymanCo and not the Company shall be required to pay the fair value of the Company Shares held by a Dissenting Shareholder and to offer and pay the amount to which the Dissenting Shareholder is entitled. In addition to any other restrictions set forth in the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) Company Optionholders; and (ii) Company Shareholders who vote in favour of the Arrangement Resolution.

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ARTICLE 4

SHARE DEPOSIT

4.1 Share Deposit. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Company Shares that were exchanged under the Arrangement, together with a duly completed Letter of Transmittal and such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive, and promptly after the Effective Time the Depositary shall deliver to such person written evidence of the book entry issuance in uncertificated form to, or certificates registered in the name of, such person representing that number of Parent Shares which such person is entitled to receive less any amounts withheld pursuant to Section 4.6, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Company Shares which was not registered in the transfer records of Company, written evidence of the book entry issuance of, or certificates representing, the number of Parent Shares issuable to the registered holder may be registered in the name of and issued to the transferee if the certificate representing such Company Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and all documents required to evidence and effect such transfer. Without limiting the provisions of Section 4.5, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that, under the Arrangement, were exchanged pursuant to Section 2.2(c) and 2.2(d), shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the consideration to which the holder thereof is entitled under the Arrangement, or as to a certificate held by a Dissenting Shareholder (other than a shareholder who exercised Dissent Rights who is deemed to have participated in the Arrangement pursuant to Section 3.1(b)), to receive the fair value of the Company Shares represented by such certificate, and (ii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to any Parent Shares issued in exchange therefor as contemplated by Section 4.2, in each case less any amounts withheld pursuant to Section 4.6. Notwithstanding anything in this Section 4.1, neither a certificate nor a Letter of Transmittal need be surrendered by a former Company Shareholder in respect of those Company Shares issued to a holder of In-the-Money Options pursuant to Section 2.2(a) in order to receive the Consideration for such Company Shares that the former holder has a right to receive under this Plan of Arrangement.

4.2 Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions paid, declared or made with respect to Parent Shares, in each case with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Shares unless and until such person shall have complied with the provisions of Section 4.1. Subject to applicable Law, and to the provisions of Section 4.5, at the time such person shall have complied with the provisions of Section 4.1 (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to such person, without interest (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Parent Share to which such person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of compliance by such person with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to such Parent Shares.

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4.3 No Fractional Shares. No fractional Parent Shares shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of CaymanCo or Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of CaymanCo or Parent. All such fractional Parent Shares shall be rounded up.

4.4 Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were exchanged pursuant to Section 3.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any cash and/or Parent Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Section 2.2 and such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom cash (if any) and/or Parent Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Company, CaymanCo, Parent and their respective transfer agents in such amount as Company, CaymanCo or Parent may direct or otherwise indemnify Company, CaymanCo and Parent in a manner satisfactory to Company, CaymanCo and Parent against any claim that may be made against Company, CaymanCo or Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Extinction of Rights. Any certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the date that is three years less one day following the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of CaymanCo or Parent. On such date, the Parent Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to CaymanCo. None of Parent, Company, CaymanCo or the Depositary shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.6 Withholding Rights. Company, CaymanCo, Parent and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Company Options, Company Shares, Parent Shares such amounts as Company, CaymanCo, Parent or the Depositary is required to deduct and withhold with respect to such payment under the ITA or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Company, CaymanCo, Parent and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to Company, CaymanCo, CaymanCo, Parent and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Company, CaymanCo, Parent and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

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ARTICLE 5

DIRECTORS AND OFFICERS

The directors of CaymanCo in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Company effective as of the Effective Time), shall be the directors of the Company at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Company and the OBCA. The officers of CaymanCo in office immediately prior to the Effective Time (together with such additional persons as may be elected to become officers of the Company effective as of the Effective Time) shall be the officers of the Company at the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Company and the OBCA.

ARTICLE 6

ANTI-DILUTION PROVISIONS

If, between the date of the Arrangement Agreement and the Effective Time, the outstanding Company Shares or Parent Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares or similar event, the Consideration and any other number or amount contained herein which is based upon the number of Company Shares shall be correspondingly adjusted to provide the holders of Company Shares, Company Options and other awards under the Company Option Plan, the same economic effect as contemplated by the Arrangement Agreement prior to such event; provided, that with respect to Company Options and other awards made under the Company Option Plan, any such adjustments shall be made only to the extent required under the applicable Company Option Plan.

ARTICLE 7

AMENDMENT

7.1 Plan of Arrangement Amendment.

(a)	Company may amend, modify and/or supplement this Plan of Arrangement at any time prior to the Effective Time (with the prior written consent of Parent), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Meeting, approved by the Court and communicated to Company Shareholders and Company Optionholders if and as required by the Court.

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(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Company (with the prior written consent of Parent) at any time before or at the Company Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by Company and Parent and, (ii) if required by the Court, it is consented to by Company Securityholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Securityholder.

ARTICLE 8

NOTICE

Any notice to be given by Parent to Company Securityholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered Company Securityholders, as the case may be, at their addresses as shown on the applicable register of such holders maintained by Company and will be deemed to have been received on the first day following the date of mailing which is a business day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more Company Securityholders and notwithstanding any interruption of mail services in Canada or elsewhere following mailing. In the event of any interruption of mail service following mailing, Parent intends to make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law if post offices in Canada are not open for the deposit of mail, any notice which Parent or the Depositary may give or cause to be given under the Arrangement will be deemed to have been properly given and to have been received by Company Shareholders and Company Optionholders if (i) it is given to the TSX for dissemination or (ii) it is published once in the national edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in The National Post or any other daily newspaper of general circulation published in the City of Toronto.

Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal, certificates, if any, for Parent Shares issuable, and cheques for cash amounts payable, pursuant to the Arrangement need not be mailed if Parent determines that

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delivery thereof by mail may be delayed. Persons entitled to cheques and certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent in respect of which the cheque and certificates being issued were deposited, upon application to the Transfer Agent, until such time as Parent has determined that delivery by mail will no longer be delayed. Parent will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Article 8. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal, the deposit of cheques and certificates with the Transfer Agent in such circumstances will constitute delivery to the persons entitled thereto and the Parent Shares will be deemed to have been paid for immediately upon such deposit.

ARTICLE 9

FURTHER ASSURANCES

Each of Company and Parent shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

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